Exhibit 99.1

                          AGREEMENT AND PLAN OF MERGER
                                 BY AND BETWEEN
                       FIRST NIAGARA FINANCIAL GROUP, INC.
                               FIRST NIAGARA BANK
                                       AND
                           Troy FINANCIAL CORPORATION
                              THE TROY SAVINGS BANK

                                 AUGUST 10, 2003

                                TABLE OF CONTENTS

ARTICLE I         CERTAIN DEFINITIONS.........................................1
         1.1.     Certain Definitions.........................................1
ARTICLE II        THE MERGER..................................................7
         2.1.     Merger......................................................7
         2.2.     Effective Time..............................................7
         2.3.     Certificate of Incorporation and Bylaws.....................7
         2.4.     Directors and Officers of Surviving Corporation.............8
         2.5.     Additional Director of FNFG.................................8
         2.6.     Effects of the Merger.......................................8
         2.7.     Tax Consequences............................................8
         2.8.     Possible Alternative Structures.............................8
ARTICLE III       CONVERSION OF SHARES........................................9
         3.1.     Conversion of TFC Common Stock; Merger Consideration........9
         3.2.     Election Procedures........................................11
         3.3.     Procedures for Exchange of TFC Common Stock................13
         3.4.     Treatment of TFC Options...................................15
         3.5.     Reservation of Shares......................................16
ARTICLE IV        REPRESENTATIONS AND WARRANTIES OF TFC AND TSB..............16
         4.1.     Standard...................................................16
         4.2.     Organization...............................................17
         4.3.     Capitalization.............................................17
         4.4.     Authority; No Violation....................................18
         4.5.     Consents...................................................19
         4.6.     Financial Statements.......................................19
         4.7.     Taxes......................................................20
         4.8.     No Material Adverse Effect.................................20
         4.9.     Material Contracts; Leases; Defaults.......................21
         4.10.    Ownership of Property; Insurance Coverage..................22
         4.11.    Legal Proceedings..........................................23
         4.12.    Compliance With Applicable Law.............................23
         4.13.    Employee Benefit Plans.....................................24
         4.14.    Brokers, Finders and Financial Advisors....................27
         4.15.    Environmental Matters......................................27
         4.16.    Loan Portfolio.............................................28
         4.17.    Securities Documents.......................................30
         4.18.    Related Party Transactions.................................30
         4.19.    Deposits...................................................30
         4.20.    Antitakeover Provisions Inapplicable; Required Vote........30
         4.21.    Registration Obligations...................................31
         4.22.    Risk Management Instruments................................31
         4.23.    Fairness Opinion...........................................31
         4.24.    Trust Accounts.............................................31


                                      (i)

ARTICLE V         REPRESENTATIONS AND WARRANTIES OF FNFG AND
                  FIRST NIAGARA BANK.........................................32
         5.1.     Standard...................................................32
         5.2.     Organization...............................................32
         5.3.     Capitalization.............................................33
         5.4.     Authority; No Violation....................................33
         5.5.     Consents...................................................34
         5.6.     Financial Statements.......................................34
         5.7.     Taxes......................................................35
         5.8.     No Material Adverse Effect.................................35
         5.9.     Ownership of Property; Insurance Coverage..................36
         5.10.    Legal Proceedings..........................................36
         5.11.    Compliance With Applicable Law.............................36
         5.12.    Employee Benefit Plans.....................................37
         5.13.    Environmental Matters......................................39
         5.14.    Loan Portfolio.............................................39
         5.15.    Securities Documents.......................................40
         5.16.    Deposits...................................................40
         5.17.    Antitakeover Provisions Inapplicable.......................40
         5.18.    Risk Management Instruments................................40
         5.19.    Brokers, Finders and Financial Advisors....................41
ARTICLE VI        COVENANTS OF TFC AND TSB...................................41
         6.1.     Conduct of Business........................................41
         6.2.     Current Information........................................45
         6.3.     Access to Properties and Records...........................45
         6.4.     Financial and Other Statements.............................46
         6.5.     Maintenance of Insurance...................................46
         6.6.     Disclosure Supplements.....................................47
         6.7.     Consents and Approvals of Third Parties....................47
         6.8.     All Reasonable Efforts.....................................47
         6.9.     Failure to Fulfill Conditions..............................47
         6.10.    No Solicitation............................................47
         6.11.    Reserves and Merger-Related Costs..........................48
         6.12.    Board of Directors and Committee Meetings..................49
ARTICLE VII COVENANTS OF FNFG AND FIRST NIAGARA BANK.........................49
         7.1.     Conduct of Business........................................49
         7.2.     Current Information........................................49
         7.3.     Financial and Other Statements.............................49
         7.4.     Disclosure Supplements.....................................50
         7.5.     Consents and Approvals of Third Parties....................50
         7.6.     All Reasonable Efforts.....................................50
         7.7.     Failure to Fulfill Conditions..............................50
         7.8.     Employee Benefits; Advisory Board..........................50
         7.9.     Directors and Officers Indemnification and Insurance.......53
         7.10.    Stock Listing..............................................55
         7.11.    Stock and Cash Reserve.....................................55


                                      (ii)

ARTICLE VIII REGULATORY AND OTHER MATTERS....................................55
         8.1.     TFC Special Meeting........................................55
         8.2.     Proxy Statement-Prospectus.................................55
         8.3.     Regulatory Approvals.......................................57
         8.4.     Affiliates.................................................57
ARTICLE IX CLOSING CONDITIONS................................................57
         9.1.     Conditions to Each Party's Obligations under this
                   Agreement.................................................57
         9.2.     Conditions to the Obligations of FNFG and First
                  Niagara Bank under this Agreement..........................59
         9.3.     Conditions to the Obligations of TFC and TSB under
                  this Agreement.............................................60
ARTICLE X THE CLOSING........................................................60
         10.1.    Time and Place.............................................60
         10.2.    Deliveries at the Pre-Closing and the Closing..............61
ARTICLE XI TERMINATION, AMENDMENT AND WAIVER.................................61
         11.1.    Termination................................................61
         11.2.    Effect of Termination......................................65
         11.3.    Amendment, Extension and Waiver............................66
ARTICLE XII MISCELLANEOUS....................................................66
         12.1.    Confidentiality............................................66
         12.2.    Public Announcements.......................................67
         12.3.    Survival...................................................67
         12.4.    Notices....................................................67
         12.5.    Parties in Interest........................................68
         12.6.    Complete Agreement.........................................68
         12.7.    Counterparts...............................................68
         12.8.    Severability...............................................68
         12.9.    Governing Law..............................................68
         12.10.   Interpretation.............................................69
         12.11.   Specific Performance.......................................69

Exhibit A       Form of Bank Merger Agreement
Exhibit B       Form of Voting Agreement
Exhibit C       Affiliates Agreement


                                     (iii)

                          AGREEMENT AND PLAN OF MERGER

      This AGREEMENT AND PLAN OF MERGER (this "Agreement"), is dated as of August 10, 2003, by and between First Niagara Financial Group, Inc., a Delaware corporation ("FNFG") and its wholly owned subsidiary, First Niagara Bank, a federally chartered stock savings bank ("First Niagara Bank"), and Troy Financial Corporation, a Delaware corporation ("TFC"), and its wholly owned subsidiary, The Troy Savings Bank, a New York chartered stock savings bank ("TSB").

      WHEREAS, the Board of Directors of each of the parties (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of the respective parties and (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies, and
(iii) has approved this Agreement at meetings of each of such Board of Directors;

      WHEREAS, as a condition to the willingness of FNFG to enter into this Agreement, each of the directors and executive officers of TFC have entered into a Voting Agreement, dated as of the date hereof, with FNFG (the "Voting Agreement"), pursuant to which each such officer and director has agreed, among other things, to vote all shares of common stock of TFC owned by such person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreements;

      WHEREAS, the parties intend the Merger (as defined herein) to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

      WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

      NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                               CERTAIN DEFINITIONS

      1.1. Certain Definitions.

      As used in this Agreement, the following terms have the following meanings (unless the context otherwise requires, references to Articles and Sections refer to Articles and Sections of this Agreement).

      "Affiliate" means any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

      "Agreement" means this agreement, and any amendment hereto.

      "Applications" means the applications for regulatory approval that are required by the transactions contemplated hereby.

      "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

      "Bank Merger" shall mean the merger of TSB with and into First Niagara Bank, with First Niagara Bank as the surviving institution, which merger shall occur immediately following the Merger.

      "Bank Regulator" shall mean any Federal or state banking regulator, including but not limited to the OTS, FDIC, the Department and the FRB, which regulates First Niagara Bank or TSB, or any of their respective holding companies or subsidiaries, as the case may be.

      "BIF" shall mean the Bank Insurance Fund as administered by the FDIC.

      "Certificate" shall mean certificates evidencing shares of TFC Common
Stock.

      "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

      "Code" shall mean the Internal Revenue Code of 1986, as amended.

      "Confidentiality Agreement" shall mean the confidentiality agreement referred to in Section 12.1 of this Agreement.

      "Deferral Plans" shall have the meaning set forth in Section 7.8.8.

      "Department" shall mean the Banking Department of the State of New York, and where appropriate shall include the Superintendent of Banks of the State of New York and the Banking Board of the State of New York.

      "DGCL" shall mean the Delaware General Corporation Law.

      "Dissenting Shares" shall have the meaning set forth in Section 3.1.7.

      "Dissenting Shareholder" shall have the meaning set forth in Section
3.1.7.

      "Effective Time" shall mean the date and time specified pursuant to
Section 2.2 hereof as the effective time of the Merger.

      "Environmental Laws" means any applicable Federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, order, judgment, decree, injunction or agreement with any governmental entity relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. ss.9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. ss.6901, et seq; the Clean Air Act, as amended, 42 U.S.C. ss.7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. ss.1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. ss.2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. ss.11001, et seq; the Safe Drinking Water Act, 42 U.S.C. ss.300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Exchange Agent" shall mean Mellon Investor Services, LLC, or such other bank or trust company or other agent designated by FNFG, and reasonably acceptable to TFC, which shall act as agent for FNFG in connection with the exchange procedures for converting Certificates into the Merger Consideration.

      "Exchange Fund" shall have the meaning set forth in Section 3.3.1.

      "FDIA" shall mean the Federal Deposit Insurance Act, as amended.

      "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

      "FHLB" shall mean the Federal Home Loan Bank of New York.

      "First Niagara Bank" shall mean First Niagara Bank, a federally chartered stock savings association, with its principal offices located at 6950 South Transit Road, P.O. Box 514, Lockport, New York, which is a wholly owned subsidiary of FNFG.

      "FNFG" shall mean First Niagara Financial Group, Inc., a Delaware corporation, with its principal executive offices located at 6950 South Transit Road, Lockport, New York 14095.

      "FNFG Common Stock" shall mean the common stock, par value $.01 per share, of FNFG.

      "FNFG DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by FNFG to TFC specifically referring to the appropriate section of this Agreement.

      "FNFG Stock Benefit Plans" shall mean the 1999 Stock Option Plan, the 1999 Recognition and Retention Plan and the 2002 Long-Term Incentive Stock Benefit Plan.

      "FNFG Financial Statements" shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of FNFG as of December 31, 2002 and 2001 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of FNFG for each of the three years ended December 31, 2002, 2001 and 2000, as set forth in FNFG's annual report for the year ended December 31, 2002, and (ii) the unaudited interim consolidated financial statements of FNFG as of the end of each calendar quarter following December 31, 2002, and for the periods then ended, as filed by FNFG in its Securities Documents.

      "FNFG Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by FNFG or First Niagara Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of First Niagara Bank.

      "FRB" shall mean the Board of Governors of the Federal Reserve System or any successor thereto.

      "GAAP" shall mean accounting principles generally accepted in the United States of America.

      "Governmental Entity" shall mean any Federal or state court, administrative agency or commission or other governmental authority or instrumentality.

      "HOLA" shall mean the Home Owners' Loan Act, as amended.

      "IRS" shall mean the United States Internal Revenue Service.

      "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) means those facts that are known by the executive officers and directors of such Person, and includes any facts, matters or circumstances set forth in any written notice from any Bank Regulator or any other material written notice received by that Person.

      "Material Adverse Effect" shall mean, with respect to FNFG or TFC, respectively, any effect that (i) is material and adverse to the financial condition, results of operations or business of FNFG and its Subsidiaries taken as a whole, or TFC and its Subsidiaries taken as a whole, respectively, or (ii) does or would materially impair the ability of either TFC, on the one hand, or FNFG, on the other hand, to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the transactions contemplated by this Agreement; provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in laws and regulations affecting banks or thrift institutions generally, or interpretations thereof by courts or governmental agencies, (b) changes in GAAP or regulatory accounting principles generally applicable to financial institutions and their holding companies, (c) actions and omissions of a party hereto (or any of its Subsidiaries) taken with the prior written consent of the other party, (d) compliance with this Agreement on the business, financial condition or results of operations of the parties and their respective subsidiaries, including the expenses incurred by the parties hereto in consummating the transactions contemplated by this Agreement and (e) any change in the value of the securities portfolio of FNFG or TFC, whether held as available for sale or held to maturity, resulting from a change in interest rates generally.

      "Materials of Environmental Concern" means pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

      "Merger" shall mean the merger of TFC with and into FNFG (or a subsidiary thereof) pursuant to the terms hereof.

      "Merger Consideration" shall mean the cash or FNFG Common Stock, or combination thereof, in an aggregate per share amount to be paid by FNFG for each share of TFC Common Stock, as set forth in Section 3.1.

      "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering shares of FNFG Common Stock to be offered to holders of TFC Common Stock in connection with the Merger.

      "NASD" shall mean the National Association of Securities Dealers, Inc.

      "OTS" shall mean the Office of Thrift Supervision or any successor thereto.

      "PBGC" shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

      "Pension Plan" shall have the meaning set forth in Section 4.12.2.

      "Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

      "Proxy Statement-Prospectus" shall mean the proxy statement/prospectus, as amended or supplemented, which is included as part of the Merger Registration Statement, as declared effective by the SEC, and which shall be delivered to shareholders of TFC in connection with the solicitation of their approval of this Agreement and the transactions contemplated hereby and the offering of the FNFG Common Stock to them as Merger Consideration.

      "Rabbi Trust Shares" shall mean the 138,805 shares held by a rabbi trust for the benefit of the participants under the Deferral Plans.

      "Regulatory Agreement" shall have the meaning set forth in Section 4.11.3.

      "Rights" shall mean warrants, options, rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

      "SAIF" shall mean the Savings Association Insurance Fund administered by the FDIC.

      "SBA" shall mean the Small Business Administration or any successor thereto.

      "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed, or required to be filed, pursuant to the Securities Laws.

      "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

      "Stock Exchange" shall mean the Nasdaq Stock Market.

      "Subsidiary" shall have the meanings set forth in Rule 1-02 of Regulation S-X of the SEC.

      "Surviving Corporation" shall have the meaning set forth in Section 2.1 hereof.

      "Termination Date" shall mean April 30, 2004.

      "TFC" shall mean Troy Financial Corporation, a Delaware corporation, with its principal offices located at 32 Second Street, Troy, New York, New York 12180.

      "TFC Common Stock" shall mean the common stock, par value $0.0001 per share, of TFC.

      "TFC DISCLOSURE SCHEDULE" shall mean a written disclosure schedule delivered by TFC to FNFG specifically referring to the appropriate section of this Agreement.

      "TFC Financial Statements" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules, if any) of TFC as of September 30, 2002 and 2001 and the consolidated statements of income, changes in stockholders' equity and cash flows (including related notes and schedules, if any) of TFC for each of the three years ended September 30, 2002, 2001 and 2000, and (ii) the unaudited interim consolidated financial statements of TFC as of the end of each calendar quarter following September 30, 2002 and for the periods then ended.

      "TFC Option Plan" shall mean the TFC Long-Term Equity Compensation Plan (which consists of a stock option plan and a Management Recognition Plan) and any amendments thereto.

      "TFC Option" shall mean an option to purchase shares of TFC Common Stock granted pursuant to the TFC Option Plan and as set forth in TFC DISCLOSURE
SCHEDULE 4.3.1.

      "TFC Regulatory Reports" means the Call Reports of TSB and accompanying schedules, as filed with the FDIC, for each calendar quarter beginning with the quarter ended December 31, 2001, through the Closing Date, and all Reports filed with the FRB by TFC from September 30, 2001 through the Closing Date.

      "TFC Shareholders Meeting" means the meeting of shareholders of TFC to be held for the purpose of considering and approving this Agreement and the Merger.

      "TFC Subsidiary" means any corporation, 50% or more of the capital stock of which is owned, either directly or indirectly, by TFC or TSB, except any corporation the stock of which is held in the ordinary course of the lending activities of TSB.

      "TSB" shall mean The Troy Savings Bank, a New York chartered stock savings bank, with its principal offices located at 32 Second Street, Troy, New York, 12180, which is a wholly owned subsidiary of TFC.

      Other terms used herein are defined in the preamble and elsewhere in this Agreement.

                                   ARTICLE II
                                   THE MERGER

      2.1. Merger.

      Subject to the terms and conditions of this Agreement, at the Effective
Time: (a) TFC shall merge with and into FNFG, with FNFG as the resulting or surviving corporation (the "Surviving Corporation"); and (b) the separate existence of TFC shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of TFC shall be vested in and assumed by FNFG. As part of the Merger, each share of TFC Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III hereof. Immediately after the Merger, TSB shall merge with and into First Niagara Bank, with First Niagara Bank as the resulting institution.

      2.2. Effective Time.

      The Closing shall occur no later than five business days following the latest to occur of (i) Department approval relating to the Merger, (ii) OTS approval of the Merger, (iii) TFC stockholder approval of the Merger, (iv) the passing of any applicable waiting periods; or (v) at FNFG's sole discretion, January 11, 2004; or at such other date or time upon which FNFG and TFC mutually agree (the "Closing"). The Merger shall be effected by the filing of a certificate of merger with the Delaware Office of the Secretary of State on the day of the Closing (the "Closing Date"), in accordance with the DGCL. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Delaware Office of the Secretary of State, or as otherwise stated in the certificate of merger, in accordance with the DGCL.

      2.3. Certificate of Incorporation and Bylaws.

      The Certificate of Incorporation and Bylaws of FNFG as in effect immediately prior to the Effective Time shall be the Certificate of Incorporation and Bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

      2.4. Directors and Officers of Surviving Corporation.

      Except as provided in Section 2.5, the directors of FNFG immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of FNFG immediately prior to the Effective Time shall be the initial officers of Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

      2.5. Additional Director of FNFG.

      Effective as of the Effective Time, the number of persons constituting the Board of Directors of FNFG and First Niagara Bank shall each be increased by one person, and Daniel J. Hogarty, Jr. shall be appointed and elected to the FNFG and the First Niagara Bank Boards and shall serve as the Vice Chairman of each of the Boards with a term of office expiring at the annual meeting of stockholders to be held following the year ending December 31, 2005. In his capacity as Vice Chairman of the Board, Mr. Hogarty shall be provided the use of his current office (or reasonably comparable office space) and secretarial support through the year ending December 31, 2005.

      2.6. Effects of the Merger.

      At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

      2.7. Tax Consequences.

      It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. From and after the date of this Agreement and until the Closing, each party hereto shall use its reasonable best efforts to cause the Merger to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code. Following the Closing, neither FNFG, TFC nor any of their affiliates shall knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken, which action or failure to act could cause the Merger to fail to qualify as a reorganization under Section 368(a) of the Code. FNFG and TFC each hereby agrees to deliver certificates substantially in compliance with IRS published advance ruling guidelines, with customary exceptions and modifications thereto, to enable counsel to deliver the legal opinion contemplated by Section 9.1.6, which certificates shall be effective as of the date of such opinion.

      2.8. Possible Alternative Structures.

      Notwithstanding anything to the contrary contained in this Agreement, prior to the Effective Time FNFG shall be entitled to revise the structure of the Merger described in Section 2.1 hereof, provided that (i) FNFG shall have received an opinion of counsel to FNFG that there are no adverse Federal or state income tax consequences to TFC stockholders as a result of the modification; (ii) the consideration to be paid to the holders of TFC Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; (iii) such modification will not delay materially or jeopardize receipt of any required regulatory approvals or other consents and approvals relating to the consummation of the Merger; and (iv) TFC is consulted as to the proposed alternative structure and the reasons therefor. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

                                   ARTICLE III
                              CONVERSION OF SHARES

      3.1. Conversion of TFC Common Stock; Merger Consideration.

      At the Effective Time, by virtue of the Merger and without any action on the part of FNFG, TFC or the holders of any of the shares of TFC Common Stock, the Merger shall be effected in accordance with the following terms:

            3.1.1. Each share of FNFG Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

            3.1.2. All shares of TFC Common Stock held in the treasury of TFC and each share of TFC Common Stock owned by FNFG or any direct or indirect wholly owned subsidiary of FNFG or First Niagara Bank or of TFC immediately prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) shall, at the Effective Time, cease to exist, and the certificates for such shares shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

            3.1.3. Each outstanding share of TFC Common Stock that under the terms of Section 3.2 is subject to an All Stock Election, shall be converted into and become the right to receive that number of shares of FNFG Common Stock as determined in accordance with the following: (A) if the Average Closing Price is equal to or greater than $13.82480 and less than or equal to $17.59520, such number of shares of FNFG Common Stock as shall equal $35.50 divided by the Average Closing Price, rounded to five decimal places; (B) if the Average Closing Price is less than $13.82480, 2.56785 shares of FNFG Common Stock; and
(C) if the Average Closing Price is greater than $17.59520, 2.01760 shares of FNFG Common Stock.

            3.1.4. For purposes of this Section 3.1, the following terms have the following meanings: (i) "Average Closing Price" shall mean the average of the Closing Prices of FNFG Common Stock on the five Trading Days immediately preceding the Determination Date; (ii) "Closing Price" shall mean the closing sale price of FNFG Common Stock on a Trading Day as supplied by the Nasdaq National Market; (iii) "Trading Day" shall mean a day for which a Closing Price is so supplied; and (iv) the "Determination Date" shall mean the first date on which all Bank Regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period).

            3.1.5. Each outstanding share of TFC Common Stock that under the terms of Section 3.2 is subject to an All Cash Election, shall be converted into the right to receive a cash payment of $35.50.

            3.1.6. Each outstanding share of TFC Common Stock that under the terms of Section 3.2 is subject to a Cash/Stock Election, shall be converted into the right to receive (i) a cash payment of $15.26500, plus (ii) that number of shares of FNFG Common Stock as determined in accordance with the following:
(A) if the Average Closing Price is equal to or greater than $13.82480 and less than or equal to $17.59520, such number of shares of FNFG Common Stock as shall equal $20.23500 divided by the Average Closing Price, rounded to five decimal places; (B) if the Average Closing Price is less than $13.82480, 1.46367 shares of FNFG Common Stock; and (C) if the Average Closing Price is greater than $17.59520, 1.15003 shares of FNFG Common Stock.

            3.1.7. Each outstanding share of TFC Common Stock the holder of which has perfected his right to dissent under the DGCL and has not effectively withdrawn or lost such right as of the Effective Time (the "Dissenting Shares") shall not be converted into or represent a right to receive shares of FNFG Common Stock or cash hereunder, and the holder thereof shall be entitled only to such rights as are granted by the DGCL. TFC shall give FNFG prompt notice upon receipt by TFC of any such demands for payment of the fair value of such shares of TFC Common Stock and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any shareholder duly making such demand being hereinafter called a "Dissenting Shareholder"), and FNFG shall have the right to participate in all negotiations and proceedings with respect to any such demands. TFC shall not, except with the prior written consent of FNFG, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under the DGCL. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

            3.1.8. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder's shares of TFC Common Stock shall be converted into a right to receive cash or FNFG Common Stock in accordance with the applicable provisions of this Agreement. If such holder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment after the Effective Time (or the Election Deadline), each share of TFC Common Stock of such holder shall be converted on a share by share basis as an All Cash Election, an All Stock Election, or a Cash/Stock Election, as FNFG shall determine in its sole discretion.

            3.1.9. After the Effective Time, shares of TFC Common Stock shall be no longer outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this section be the right to receive the Merger Consideration.

            3.1.10. In the event FNFG changes (or establishes a record date for changing) the number of, or provides for the exchange of, shares of FNFG Common Stock issued and outstanding prior to the Effective Time as a result of a stock split, stock dividend, recapitalization, reclassification, or similar transaction with respect to the outstanding FNFG Common Stock and the record date therefor shall be prior to the Effective Time, the number of shares of FNFG Common Stock issuable pursuant to the All Stock or the Cash/Stock Election shall be proportionately and appropriately adjusted; provided, that no such adjustment shall be made with regard to FNFG Common Stock if FNFG issues additional shares of Common Stock and receives fair market value consideration for such shares.

            3.1.11. The consideration that any one TFC shareholder may receive pursuant to Article III is referred to herein as the "Merger Consideration" and the consideration that all of the TFC shareholders are entitled to receive pursuant to Article III (including with respect to TFC Options and the Rabbi Trust Shares) is referred to herein as the "Aggregate Merger Consideration".

      3.2. Election Procedures.

      Holders of TFC Common Stock may elect to receive shares of FNFG Common Stock or cash in exchange for their shares of TFC Common Stock in accordance with the following procedures, provided that in the aggregate (and including cash payments relating to TFC Options), the cash consideration payable with respect to TFC Common Stock shall not exceed $166,504,730 (the "Cash Consideration Amount"), subject to the following sentence as well as Section
3.2.6. The allocation of the Aggregate Merger Consideration between cash and shares of FNFG Common Stock shall be determined pursuant to this Section 3.2, provided that FNFG shall under no circumstance issue more than 13,800,000 shares of FNFG common stock in this transaction (the "Maximum Share Amount"). Notwithstanding the foregoing limitation, if the number of shares of FNFG Common Stock to be issued pursuant to this Section 3.2 would be in excess of the Maximum Share Amount, then a sufficient number of shares subject to the All Stock Elections shall be chosen by FNFG on a pro rata basis, by lot or other equitable method to be treated as All Cash Election Shares pursuant to Section 3.2.8, such that the number of shares to be issued by FNFG is no more than the Maximum Share Amount.

            3.2.1. An election form, in such form as FNFG and TFC shall mutually agree ("Election Form"), will be sent, on the date that the Proxy Statement-Prospectus is mailed (the "Mailing Date"), to each holder of record of TFC Common Stock permitting such holder, subject to the allocation and election procedures set forth in this Section 3.2, (i) to elect to receive cash for all of such shares (an "All Cash Election"), in accordance with the provision of
Section 3.1.5, (ii) to elect to receive FNFG Common Stock for all of such shares (an "All Stock Election"), in accordance with the provision of Section 3.1.3,
(iii) elect to receive a combination of cash and shares of FNFG Common Stock for such shares (a "Cash/Stock Election"), in accordance with the provision of
Section 3.1.6, or (iv) to indicate that such record holder has no preference as to the receipt of cash or FNFG Common Stock for such shares (a "Non-Election"). Holders of record of shares of TFC Common Stock who hold such shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Election Forms, provided that each such Election Form covers all the shares of TFC Common Stock held by each Representative for a particular beneficial owner. Any shares of TFC Common Stock with respect to which the holder thereof shall not, as of the Election Deadline, have made an election by submission to the Exchange Agent on an effective, properly completed Election Form shall be deemed Non-Election Shares. Non-Election Shares may be converted on a share by share basis as an All Cash Election, an All Stock Election, or a Cash/Stock Election, as FNFG shall determine in its sole discretion. Any Dissenting Shares shall be deemed shares subject to an All Cash Election, and with respect to such shares the holders thereof shall in no event receive consideration comprised of FNFG Common Stock.

            3.2.2. The term "Election Deadline", as used below, shall mean 5:00 p.m., Eastern time, on the 20th business day following the Mailing Date, or such other date as TFC and FNFG shall mutually agree upon. An election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. Any Election Form may be revoked or changed by the person submitting such Election Form to the Exchange Agent by written notice to the Exchange Agent only if such notice of revocation or change is actually received by the Exchange Agent at or prior to the Election Deadline. The Certificate or Certificates relating to any revoked Election Form shall be promptly returned without charge to the person submitting the Election Form to the Exchange Agent. The Exchange Agent shall have discretion to determine when any election, modification or revocation is received and whether any such election, modification or revocation has been properly made.

            3.2.3. If the number of shares of TFC Common Stock subject to All Cash Elections (the "All Cash Election Shares") plus the number of shares of TFC Common Stock subject to Cash/Stock Elections in the aggregate results in cash consideration that exceeds the Cash Consideration Amount, all shares of TFC Common Stock covered by All Stock Elections (the "All Stock Election Shares") and the Cash/Stock Elections (the "Mixed Election Shares") shall be converted as requested, all shares of TFC Common Stock covered by Non-Elections (the "Non-Election Shares") shall be treated as All Stock Election Shares, and the All Cash Election Shares shall be converted in the following manner: (i) the Exchange Agent will select from among the holders of All Cash Election Shares, on a pro rata basis, a sufficient number of such shares, which shares shall be deemed All Stock Election Shares ("Stock Designated Shares") such that the number of All Cash Election Shares, less the Stock Designated Shares, plus the number of shares of Mixed Election Shares, in the aggregate results in cash merger consideration that is approximately equal to the Cash Consideration Amount, and all such Stock Designated Shares shall be converted into the right to receive FNFG Common Stock in accordance with Section 3.1.3; and (ii) the All Cash Election Shares not so selected as Stock Designated Shares shall be converted into the right to receive cash in accordance with Section 3.1.5.

            3.2.4. If the number of All Cash Election Shares plus the number of shares of Mixed Election Shares in the aggregate results in cash consideration that is less than the Cash Consideration Amount, the All Cash Election Shares and the Mixed Election Shares shall be converted as requested, all Non-Election Shares shall be considered Cash Election Shares, and the All Stock Election Shares shall be converted in the following manner: (i) the Exchange Agent will select from among the holders of All Stock Election Shares, on a pro rata basis, a sufficient number of such shares, which shares shall be deemed All Cash Election Shares ("Cash Designated Shares") such that the number of Cash Designated Shares will, when added to the number of Cash Election Shares, the Non-Election Shares and the Mixed Election Shares, in the aggregate result in cash merger consideration that is approximately equal to the Cash Consideration Amount, and all such Cash Designated Shares shall be converted into the right to receive cash in accordance with Section 3.1.5; and (ii) the All Stock Election Shares not so selected as Cash Designated Shares shall be converted into the right to receive FNFG Common Stock in accordance with Section 3.1.3.

            3.2.5. In the event that neither Section 3.2.3 nor Section 3.2.4 above is applicable, the All Cash Election Shares shall be converted into the right to receive cash in accordance with Section 3.1.5, the All Stock Election Shares shall be converted into the right to receive FNFG Common Stock in accordance with Section 3.1.3, the Mixed Election Shares shall be converted into the right to receive cash and FNFG Common Stock in accordance with Section 3.1.6, and the Non-Election Shares shall be treated as All Cash Election Shares, All Stock Election Shares, or Mixed Election Shares by the Exchange Agent so that in the aggregate the cash merger consideration equals the Cash Consideration Amount as closely as possible.

            3.2.6. If the tax opinion referred to in Section 9.1.6 and to be delivered at the Closing (the "Tax Opinion") cannot be rendered as a result of the Merger's potentially failing to satisfy continuity of interest requirements under applicable federal income tax principles relating to reorganizations under
Section 368(a) of the Code, because the aggregate value of the shares of FNFG Common Stock to be issued in the Merger as of the Effective Time is less than 40% of the value of the Aggregate Merger Consideration, then the allocation procedures set forth in Section 3.2.3 shall be followed to the minimum extent necessary to satisfy the requirements of Section 368(a) of the Code.

            3.2.7. No Fractional Shares. Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of FNFG Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to FNFG Common Stock shall be payable on or with respect to any fractional share interest, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of FNFG. In lieu of the issuance of any such fractional share, FNFG shall pay to each former holder of TFC Common Stock who otherwise would be entitled to receive a fractional share of FNFG Common Stock, an amount in cash determined by multiplying the Average Closing Price by the fraction of a share of FNFG Common Stock which such holder would otherwise be entitled to receive pursuant to Section 3.1.3 hereof. No interest will be paid on the cash that the holders of such fractional shares shall be entitled to receive upon such delivery. For purposes of determining any fractional share interest, all shares of TFC Common Stock owned by a TFC shareholder shall be combined so as to calculate the maximum number of whole shares of FNFG Common Stock issuable to such TFC shareholder.

      3.3. Procedures for Exchange of TFC Common Stock.

            3.3.1. FNFG to Make Merger Consideration Available. After the Election Deadline and no later than the Closing Date, FNFG shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of TFC Common Stock, for exchange in accordance with this Section 3.3, certificates representing the shares of FNFG Common Stock and an amount of cash equal to the Cash Consideration Amount and any cash that may be payable in lieu of any fractional shares (such cash and certificates for shares of FNFG Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund").

            3.3.2. Exchange of Certificates. FNFG shall take all steps necessary to cause the Exchange Agent, within five (5) business days after the Effective Time, to mail to each holder of a Certificate or Certificates, a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates for certificates representing, as the case may be, the shares of FNFG Common Stock, cash in respect of the Cash Election Price, and cash in lieu of fractional shares into which the TFC Common Stock represented by such Certificates shall have been converted as a result of the Merger. The letter of transmittal (which shall be subject to the reasonable approval of TFC) shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing that number of shares of FNFG Common Stock (if any) to which such former holder of TFC Common Stock shall have become entitled pursuant to the provisions of
Section 3.1 or 3.2 hereof, (ii) a check representing that amount of cash (if any) to which such former holder of TFC Common Stock shall have become entitled pursuant to the provisions of Section 3.1 or 3.2 hereof and (iii) a check representing the amount of cash (if any) payable in lieu of fractional shares of FNFG Common Stock, which such former holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Section 3.2, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash payable in lieu of fractional shares. Certificates surrendered for exchange by any person who is an "affiliate" of TFC for purposes of Rule 145(c) under the Securities Act shall not be exchanged for certificates representing shares of FNFG Common Stock until FNFG has received the written agreement of such person contemplated by Section 8.4 hereof.

            3.3.3. Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding TFC Common Stock shall have no rights, after the Effective Time, with respect to such TFC Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to FNFG Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.3. After the surrender of a Certificate in accordance with this Section 3.3, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of FNFG Common Stock represented by such Certificate.

            3.3.4. Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the payment to a person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

            3.3.5. Closing of Transfer Books. From and after the Effective Time, there shall be no transfers on the stock transfer books of TFC of the TFC Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.3.

            3.3.6. Return of Exchange Fund. At any time following the six (6) month period after the Effective Time, FNFG shall be entitled to require the Exchange Agent to deliver to it any portions of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to FNFG (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither FNFG nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

            3.3.7. Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by FNFG, the posting by such person of a bond in such amount as FNFG may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

            3.3.8. Withholding. FNFG or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of TFC Common Stock such amounts as FNFG (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by FNFG or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the TFC Common Stock in respect of whom such deduction and withholding were made by FNFG or the Exchange Agent.

      3.4. Treatment of TFC Options.

            Prior to and effective as of the Effective Time, TFC shall take all actions necessary to terminate the TFC Option Plan. In accordance with Section 17 of the TFC Option Plan, for a period of fifteen days prior to the Effective Time, all issued and outstanding TFC Options not theretofore exercisable (the "Unexercisable TFC Options"), shall become immediately exercisable and otherwise subject to the terms of the TFC Option Plan. Holders of all TFC Options, including Unexercisable TFC Options, will be given the opportunity to elect to receive, in cancellation of their TFC Option, a cash payment from TFC immediately prior to the Effective Time, in an amount equal to the product of
(x) the number of shares of TFC Common Stock provided for in such TFC Option and
(y) the excess, if any, of $35.50 over the exercise price per share provided for in such TFC Option (the "Cash Option Election"), which cash payment shall be treated as compensation and shall be net of any applicable federal or state withholding tax. Subject to the foregoing, TFC Options not exercised prior to the Effective Time shall terminate, in accordance with the provisions of Section
17.3 of the TFC Option Plan. TFC shall send a written notice to all holders of TFC Options (in accordance with Section 17.3 of the TFC Option Plan) informing option holders of their right to exercise, of the Cash Option Election, and of the termination of the unexercised TFC Options as of the Effective Time.

      3.5. Reservation of Shares.

      FNFG shall reserve for issuance a sufficient number of shares of the FNFG Common Stock for the purpose of issuing shares of FNFG Common Stock to the TFC shareholders in accordance with this Article III.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF TFC AND TSB

      TFC and TSB represent and warrant to FNFG and First Niagara Bank that the statements contained in this Article IV are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), except as set forth in the TFC DISCLOSURE SCHEDULE delivered by TFC to FNFG on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date. TFC and TSB have made a good faith effort to ensure that the disclosure on each schedule of the TFC DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the TFC DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of TFC shall include the Knowledge of TSB.

      4.1. Standard.

      No representation or warranty of TFC or TSB contained in this Article IV shall be deemed untrue or incorrect, and neither TFC nor TSB shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article IV, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Sections 4.2.3, 4.4 and 4.13.5, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

      4.2. Organization.

            4.2.1. TFC is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. TFC has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

            4.2.2. TSB is a New York chartered savings bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of TSB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by TSB when due. TSB is a member in good standing of the FHLB and owns the requisite amount of stock therein.

            4.2.3. Troy Commercial Bank ("Troy Bank") is a New York chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New York. The deposits of Troy Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Troy Bank when due. The activities of Troy Bank have been limited to those set forth in Section 2(a)(5)(E)(ii) of the BHCA.

            4.2.4. TFC DISCLOSURE SCHEDULE 4.2.4 sets forth each TFC Subsidiary. Each TFC Subsidiary is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

            4.2.5. The respective minute books of TFC, TSB, Troy Bank and each other TFC Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

            4.2.6. Prior to the date of this Agreement, TFC has made available to FNFG true and correct copies of the certificate of incorporation or charter and bylaws of TFC, TSB, Troy Bank and each other TFC Subsidiary.

      4.3. Capitalization.

            4.3.1. The authorized capital stock of TFC consists of 60,000,000 shares of common stock, $0.0001 par value per share, of which 9,255,705 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 15,000,000 shares of preferred stock, $0.0001 par value ("TFC Preferred Stock"), none of which are outstanding. There are 2,883,316 shares of TFC Common Stock held by TFC as treasury stock. Neither TFC nor any TFC Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of TFC Common Stock, or any other security of TFC or any securities representing the right to vote, purchase or otherwise receive any shares of TFC Common Stock or any other security of TFC, other than shares issuable under the TFC Option Plan. TFC DISCLOSURE SCHEDULE 4.3.1 sets forth the name of each holder of options to purchase TFC Common Stock, the number of shares each such individual may acquire pursuant to the exercise of such options, the vesting dates, and the exercise price relating to the options held, as well as the names of each holder of an outstanding restricted stock award, the number of shares subject to each award, and the vesting dates.

            4.3.2. TFC owns all of the capital stock of TSB, free and clear of any lien or encumbrance. TFC owns all of the capital stock of Troy Bank, free and clear of any lien or encumbrance. Except for the TFC Subsidiaries, TFC does not possess, directly or indirectly, any material equity interest in any corporate entity, except for equity interests held in the investment portfolios of TFC Subsidiaries, equity interests held by TFC Subsidiaries in a fiduciary capacity, and equity interests held in connection with the lending activities of TFC Subsidiaries, including stock in the FHLB.

            4.3.3. To TFC's Knowledge, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of TFC Common Stock.

      4.4. Authority; No Violation.

            4.4.1. TFC and TSB each has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required approvals of the Bank Regulators described in Section 8.3, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by TFC and TSB and the completion by TFC and TSB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of TFC and TSB, respectively, and, except for approval of the shareholders of TFC, no other corporate proceedings on the part of TFC or TSB (except for matters related to setting the date, time, place and record date for the TFC Shareholders Meeting) are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by TFC and TSB, and the Bank Merger has been duly and validly approved by the Board of Directors of TSB, and by TFC in its capacity as sole stockholder of TSB, and subject to approval by the shareholders of TFC and receipt of the required approvals of the Bank Regulators described in Section 8.3 hereof, constitutes the valid and binding obligations of TFC and TSB, enforceable against TFC and TSB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to TSB, the conservatorship or receivership provisions of the FDIA and New York Banking Law, and subject, as to enforceability, to general principles of equity.

            4.4.2. (A) The execution and delivery of this Agreement by TFC and TSB, (B) subject to receipt of approvals from the Bank Regulators referred to in
Section 8.3 hereof, and TFC's and FNFG `s compliance with any conditions contained therein, and subject to the receipt of the approval of TFC's stockholders, the consummation of the transactions contemplated hereby, and (C) compliance by TFC and TSB with any of the terms or provisions hereof will not
(i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of TFC or any TFC Subsidiary or the charter and bylaws of TSB; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TFC or any TFC Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of TFC or TSB under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which TFC or TSB is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on TFC and the TFC Subsidiaries taken as a whole.

      4.5. Consents.

      Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.3 hereof and compliance with any conditions contained therein, the filing of applications or notices with the NASD and the SBA as to change in control of TSB's broker-dealer and small business investment corporation subsidiaries, and the approval of this Agreement by the requisite vote of the shareholders of TFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to TFC's Knowledge, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by TFC and TSB, and (b) the completion by TFC and TSB of the Merger and the Bank Merger. TFC and TSB have no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that
(ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

      4.6. Financial Statements.

            4.6.1. TFC has previously made available to FNFG the TFC Regulatory Reports. The TFC Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects, the consolidated financial position, results of operations and changes in shareholders' equity of TFC as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

            4.6.2. TFC has previously made available to FNFG the TFC Financial Statements. The TFC Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments), the consolidated financial position, results of operations and cash flows of TFC and the TFC Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

            4.6.3. At the date of each balance sheet included in the TFC Financial Statements or the TFC Regulatory Reports, TFC did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such TFC Financial Statements or TFC Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

      4.7. Taxes.

      Except as set forth in TFC DISCLOSURE SCHEDULE 4.7, TFC and the TFC Subsidiaries that are at least 80 percent owned by TFC are members of the same affiliated group within the meaning of Code Section 1504(a). TFC has duly filed all federal, state and material local tax returns required to be filed by or with respect to TFC and every TFC Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to TFC's Knowledge, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from TFC and any TFC Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. Except as set forth in TFC DISCLOSURE
SCHEDULE 4.7, as of the date of this Agreement, TFC has received no written notice of, and to TFC's Knowledge there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of TFC or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where TFC or any of its Subsidiaries do not file tax returns that TFC or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in TFC DISCLOSURE SCHEDULE 4.7, TFC and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. TFC and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and TFC and each of its Subsidiaries, to TFC's Knowledge, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

      4.8. No Material Adverse Effect.

      TFC and the TFC Subsidiaries, taken as a whole, have not suffered any Material Adverse Effect since September 30, 2002 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on TFC and the TFC Subsidiaries, taken as a whole.

      4.9. Material Contracts; Leases; Defaults.

            4.9.1. Except as set forth in TFC DISCLOSURE SCHEDULE 4.9.1, neither TFC nor any TFC Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or material arrangement with any past or present officer, director or employee of TFC or any TFC Subsidiary, except for "at will" arrangements; (ii) any plan, material arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar material arrangements for or with any past or present officers, directors or employees of TFC or any TFC Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of TFC or any TFC Subsidiary; (iv) any agreement which by its terms limits the payment of dividends by TFC or any TFC Subsidiary; (v) any instrument evidencing or related to material indebtedness for borrowed money whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which TFC or any TFC Subsidiary is an obligor to any person, which instrument evidences or relates to indebtedness other than deposits, repurchase agreements, bankers' acceptances, and "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" or which contains financial covenants or other restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FNFG or any FNFG Subsidiary; (vi) any other agreement, written or oral, that obligates TFC or any TFC Subsidiary for the payment of more than $75,000 annually; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that restricts or limits in any material way the conduct of business by TFC or any TFC Subsidiary (it being understood that any non-compete or similar provision shall be deemed material).

            4.9.2. Each real estate lease that requires the consent of the lessor or its agent resulting from the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in TFC DISCLOSURE SCHEDULE 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge, neither TFC nor any TFC Subsidiary is in default in any material respect under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

            4.9.3. True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to FNFG on or before the date hereof, are listed on TFC DISCLOSURE SCHEDULE 4.9.1 and are in full force and effect on the date hereof and neither TFC nor any TFC Subsidiary (nor, to the Knowledge of TFC, any other party to any such contract, arrangement or instrument) has materially breached any provision of, or is in default in any respect under any term of, any such contract, arrangement or instrument. Except as listed on TFC DISCLOSURE SCHEDULE 4.9.3, no party to any material contract, arrangement or instrument will have the right to terminate any or all of the provisions of any such contract, arrangement or instrument as a result of the execution of, and the transactions contemplated by, this Agreement. Except as set forth in TFC DISCLOSURE SCHEDULE 4.9.3, no plan, contract, employment agreement, termination agreement, or similar agreement or arrangement to which TFC or any TFC Subsidiary is a party or under which TFC or any TFC Subsidiary may be liable contains provisions which permit an employee or independent contractor to terminate it without cause and continue to accrue future benefits thereunder. Except as set forth in TFC DISCLOSURE SCHEDULE 4.9.3, no such agreement, plan, contract, or arrangement (x) provides for acceleration in the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of TFC or any TFC Subsidiary or upon the occurrence of a subsequent event; or (y) requires TFC or any TFC Subsidiary to provide a benefit in the form of TFC Common Stock or determined by reference to the value of TFC Common Stock.

      4.10. Ownership of Property; Insurance Coverage.

            4.10.1. Except as set forth in TFC DISCLOSURE SCHEDULE 4.10, TFC and each TFC Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by TFC or each TFC Subsidiary in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the TFC Regulatory Reports and in the TFC Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by an TFC Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. TFC and the TFC Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by TFC and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the TFC Financial Statements.

            4.10.2. With respect to all material agreements pursuant to which TFC or any TFC Subsidiary has purchased securities subject to an agreement to resell, if any, TFC or such TFC Subsidiary, as the case may be, has a lien or security interest (which to TFC's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

            4.10.3. TFC and each TFC Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither TFC nor any TFC Subsidiary, except as disclosed in TFC DISCLOSURE
SCHEDULE 4.10.3, has received notice from any insurance carrier that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no material claims pending under such policies of insurance and no notices have been given by TFC or any TFC Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect, and within the last three years TFC and each TFC Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any material claims submitted under any of its insurance policies. TFC DISCLOSURE SCHEDULE
4.10.3 identifies all policies of insurance maintained by TFC and each TFC Subsidiary as well as the other matters required to be disclosed under this Section.

            4.10.4. The Declaration Establishing A Plan For Condominium Ownership Of Premises Located At 32 Second Street, Troy, New York, Pursuant To
Article 9-B Of The Real Property Law Of The State Of New York, dated September 30th, 1999 (the "Declaration") and the Bylaws of The Troy Savings Bank condominium (Part II of the Declaration) (the "Condominium Bylaws") (a copy of each being attached to TFC DISCLOSURE SCHEDULE 4.10.4), are valid and binding and accurately reflect all agreements and obligations between the Bank Unit Owner and the Music Hall Unit Owner (as such terms are defined in the Declaration), including but not limited to those relating to the operation, maintenance and other costs. Within thirty days of the date hereof, TSB shall obtain an acknowledgment and agreement of the Music Hall Unit Owner to the foregoing in form and substance reasonably acceptable to FNFG.

      4.11. Legal Proceedings.

      Except as set forth in TFC DISCLOSURE SCHEDULE 4.11, neither TFC nor any TFC Subsidiary is a party to any, and there are no pending or, to TFC's Knowledge, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against TFC or any TFC Subsidiary, (ii) to which TFC or any TFC Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of TFC or TSB to perform under this Agreement.

      4.12. Compliance With Applicable Law.

            4.12.1. To TFC's knowledge, each of TFC and each TFC Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices and neither TFC nor any TFC Subsidiary has received any written notice to the contrary.

            4.12.2. Each of TFC and each TFC Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of TFC, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

            4.12.3. For the period beginning January 1, 2000, neither TFC nor any TFC Subsidiary has received any written notification or to TFC's Knowledge any other communication from any Bank Regulator (i) asserting that TFC or any TFC Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to TFC or any TFC Subsidiary; (iii) requiring or threatening to require TFC or any TFC Subsidiary, or indicating that TFC or any TFC Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of TFC or any TFC Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of TFC or any TFC Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither TFC nor any TFC Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect or that was in effect since January 1, 1998. The most recent regulatory rating given to TSB as to compliance with the Community Reinvestment Act ("CRA") is satisfactory or better.

      4.13. Employee Benefit Plans.

            4.13.1. TFC DISCLOSURE SCHEDULE 4.13.1 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other material benefit practices, policies and arrangements maintained by TFC or any TFC Subsidiary in which any employee or former employee, consultant or former consultant or director or former director of TFC or any TFC Subsidiary participates or to which any such employee, consultant or director is a party or is otherwise entitled to receive benefits (the "Compensation and Benefit Plans"). Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.1, neither TFC nor any of its Subsidiaries has any commitment to create any additional Compensation and Benefit Plan or to materially modify, change or renew any existing Compensation and Benefit Plan (any modification or change that increases the cost of such plans would be deemed material), except as required to maintain the qualified status thereof, TFC has made available to FNFG true and correct copies of the Compensation and Benefit Plans.

            4.13.2. To the Knowledge of TFC or TFC Subsidiary and except as disclosed in TFC DISCLOSURE SCHEDULE 4.13.2, each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and TFC is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of TFC, threatened action, suit or claim relating to any of the Compensation and Benefit Plans (other than routine claims for benefits). Neither TFC nor any TFC Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject TFC or any TFC Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

            4.13.3. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, no liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by TFC or any of its Subsidiaries to be incurred with respect to any TFC Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("TFC Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in Section 4001(a) of ERISA) currently or formerly maintained by TFC or any entity which is considered one employer with TFC under Section 4001(b)(1) of ERISA or Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). To the Knowledge of TFC and any TFC Subsidiary, except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, no TFC Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, the fair market value of the assets of each TFC Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such TFC Defined Benefit Plan as of the end of the most recent plan year with respect to the respective TFC Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such TFC Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any TFC Defined Benefit Plan within the 12-month period ending on the date hereof. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, neither TFC nor any of its Subsidiaries has provided, or is required to provide, security to any TFC Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither TFC, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of TFC, and except as set forth in TFC DISCLOSURE SCHEDULE 4.13.3, there is no pending investigation or enforcement action by any Bank Regulator with respect to any Compensation and Benefit Plan or any ERISA Affiliate Plan.

            4.13.4. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.4, all material contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which TFC or any TFC Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on TFC's consolidated financial statements to the extent required by GAAP. TFC and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

            4.13.5. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.5, neither TFC nor any TFC Subsidiary has any obligations to provide retiree health, life insurance, disability insurance, or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.5, there has been no communication to employees by TFC or any TFC Subsidiary that would reasonably be expected to promise or guarantee such employees retiree health, life insurance, disability insurance, or other retiree death benefits.

            4.13.6. Except as set forth in TFC DISCLOSURE SCHEDULE 4.13.6, TFC and its Subsidiaries do not maintain any Compensation and Benefit Plans covering employees who are not United States residents.

            4.13.7. With respect to each Compensation and Benefit Plan, if applicable, TFC has provided or made available to FNFG copies of the: (A) trust instruments and insurance contracts; (B) two most recent Forms 5500 filed with the IRS; (C) most recent actuarial report and financial statement; (D) most recent summary plan description; (E) most recent determination letter issued by the IRS; (F) any Form 5310 or Form 5330 filed with the IRS within the last two years; and (G) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

            4.13.8. Except as disclosed in TFC DISCLOSURE SCHEDULE 4.13.8, the consummation of the Merger will not, directly or indirectly (including, without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time) (A) entitle any employee, consultant or director to any payment or benefit (including severance pay, change in control benefit, or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

            4.13.9. Except as disclosed in TFC DISCLOSURE SCHEDULE 4.13.9, neither TFC nor any TFC Subsidiary maintains any compensation plans, programs or arrangements under which any payment is reasonably likely to become non-deductible, in whole or in part, for tax reporting purposes as a result of the limitations under Section 162(m) of the Code and the regulations issued thereunder.

            4.13.10. To the Knowledge of TFC, the consummation of the Mergers will not, directly or indirectly (including without limitation, as a result of any termination of employment or service at any time prior to or following the Effective Time), entitle any current or former employee, director or independent contractor of TFC or any TFC Subsidiary to any actual or deemed payment (or benefit) which could constitute a "parachute payment" (as such term is defined in Section 280G of the Code), except as set forth in TFC DISCLOSURE SCHEDULE 4.13.10.

            4.13.11. Except as disclosed in TFC DISCLOSURE SCHEDULE 4.13.11, there are no stock appreciation or similar rights, earned dividends or dividend equivalents, or shares of restricted stock, outstanding under any of the Compensation and Benefit Plans or otherwise as of the date hereof and none will be granted, awarded, or credited after the date hereof.

            4.13.12. TFC DISCLOSURE SCHEDULE 4.13.12 sets forth, as of the payroll date immediately preceding the date of this Agreement, a list of the full names of all employees of TSB or TFC, their title and rate of salary, and their date of hire. TFC DISCLOSURE SCHEDULE 4.13.12 also sets forth any changes to any TFC Compensation and Benefit Plan since September 30, 2002.

      4.14. Brokers, Finders and Financial Advisors.

      Neither TFC nor any TFC Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or, except for its commitments including to those it has professionally engaged and disclosed in TFC DISCLOSURE SCHEDULE 4.14, incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, which has not been reflected in the TFC Financial Statements.

      4.15. Environmental Matters.

            4.15.1. Except as may be set forth in TFC DISCLOSURE SCHEDULE 4.15 and any Phase I Environmental Report identified therein, with respect to TFC and each TFC Subsidiary:

                  (A) Each of TFC and the TFC Subsidiaries, the Participation Facilities, and, to TFC's Knowledge, the Loan Properties are, and have been, in substantial compliance with, and are not liable under, any Environmental Laws;

                  (B) TFC has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to TFC's Knowledge, no such action is threatened, before any court, governmental agency or other forum against it or any of the TFC Subsidiaries or any Participation Facility (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (as defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by it or any of the TFC Subsidiaries or any Participation Facility;

                  (C) TFC has received no written notice that there is any suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending and, to TFC's Knowledge no such action is threatened, before any court, governmental agency or other forum relating to or against any Loan Property (or TFC or any of the TFC Subsidiaries in respect of such Loan Property) (x) relating to alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by a Loan Property;

                  (D) To TFC's Knowledge, the properties currently owned or operated by TFC or any TFC Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than as permitted under applicable Environmental Law;

                  (E) Neither TFC nor any TFC Subsidiary has received any written notice, demand letter, executive or administrative order, directive or request for information from any federal, state, local or foreign governmental entity or any third party indicating that it may be in violation of, or liable under, any Environmental Law;

                  (F) To TFC's Knowledge, there are no underground storage tanks on, in or under any properties owned or operated by TFC or any of the TFC Subsidiaries or any Participation Facility, and to TFC's Knowledge, no underground storage tanks have been closed or removed from any properties owned or operated by TFC or any of the TFC Subsidiaries or any Participation Facility; and

                  (G) To TFC's Knowledge, during the period of (s) TFC's or any of the TFC Subsidiaries' ownership or operation of any of their respective current properties or (t) TFC's or any of the TFC Subsidiaries' participation in the management of any Participation Facility, there has been no contamination by or release of Materials of Environmental Concerns in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws. To TFC's Knowledge, prior to the period of (x) TFC's or any of the TFC Subsidiaries' ownership or operation of any of their respective current properties or (y) TFC's or any of the TFC Subsidiaries' participation in the management of any Participation Facility, there was no contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties that could reasonably be expected to result in material liability under the Environmental Laws.

            4.15.2. "Loan Property" means any property in which the applicable party (or a Subsidiary of it) holds a security interest, and, where required by the context, includes the owner or operator of such property, but only with respect to such property. "Participation Facility" means any facility in which the applicable party (or a Subsidiary of it) participates in the management (including all property held as trustee or in any other fiduciary capacity) and, where required by the context, includes the owner or operator of such property, but only with respect to such property.

      4.16. Loan Portfolio.

            4.16.1. The allowance for loan losses reflected in TFC's audited consolidated statement of financial condition at September 30, 2002 was, and the allowance for loan losses shown on the balance sheets in TFC's Securities Documents for periods ending after September 30, 2002 will be, adequate, as of the dates thereof, under GAAP.

            4.16.2. TFC DISCLOSURE SCHEDULE 4.16.2 sets forth a listing, as of the most recently available date (and in no event later than March 31, 2003), by account, of: (A) all loans (including loan participations) of TSB or any other TFC Subsidiary that have been accelerated during the past twelve months; (B) all loan commitments or lines of credit of TSB or any other TFC Subsidiary which have been terminated by TSB or any other TFC Subsidiary during the past twelve months by reason of a default or adverse developments in the condition of the borrower or other events or circumstances affecting the credit of the borrower;
(C) all loans, lines of credit and loan commitments as to which TSB or any other TFC Subsidiary has given written notice of its intent to terminate during the past twelve months; (D) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from TSB or any other TFC Subsidiary to any of their respective borrowers, customers or other parties during the past twelve months wherein TSB or any other TFC Subsidiary has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults;
(E) each borrower, customer or other party which has notified TSB or any other TFC Subsidiary during the past twelve months of, or has asserted against TSB or any other TFC Subsidiary, in each case in writing, any "lender liability" or similar claim, and, to the knowledge of TSB, each borrower, customer or other party which has given TSB or any other TFC Subsidiary any oral notification of, or orally asserted to or against TSB or any other TFC Subsidiary, any such claim; (F) all loans, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith, and (G) all assets classified by TSB or any TSB Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE
4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that DISCLOSURE SCHEDULE 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that have been excluded.

            4.16.3. All loans receivable (including discounts) and accrued interest entered on the books of TFC and the TFC Subsidiaries arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of TFC's or the appropriate TFC Subsidiary's respective business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be, except as set forth in TFC DISCLOSURE SCHEDULE 4.16.3. To the Knowledge of TFC, the loans, discounts and the accrued interest reflected on the books of TFC and the TFC Subsidiaries are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. Except as set forth in TFC DISCLOSURE SCHEDULE 4.16.3, all such loans are owned by TFC or the appropriate TFC Subsidiary free and clear of any liens.

            4.16.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

      4.17. Securities Documents.

      TFC has made available to FNFG copies of its (i) annual reports on Form 10-K for the years ended September 30, 2002, 2001 and 2000, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2003, and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2003, 2002 and 2001. Such reports, prospectus and proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

      4.18. Related Party Transactions.

      Except as described in TFC's Proxy Statement distributed in connection with the annual meeting of shareholders held in January 2003 (which has previously been provided to FNFG), or as set forth in TFC DISCLOSURE SCHEDULE 4.18, neither TFC nor any TFC Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of TFC or any TFC Affiliate. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of TFC or any TFC Subsidiary is presently in default or, during the three year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither TFC nor any TFC Subsidiary has been notified that principal and interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation by TFC is inappropriate.

      4.19. Deposits.

      Except as set forth in TFC DISCLOSURE SCHEDULE 4.20, none of the deposits of TFC or any TFC Subsidiary is a "brokered deposit" as defined in 12 CFR
Section 337.6(a)(2).

      4.20. Antitakeover Provisions Inapplicable; Required Vote.

      The Board of Directors of TFC has, to the extent such statute is applicable, taken all action (including appropriate approvals of the Board of Directors of TFC) necessary to exempt FNFG, the Merger, the Merger Agreement and the transactions contemplated hereby from Section 203 of the DGCL. The Merger is not a "Control Share Acquisition" for purposes of Section 9 of the TFC Certificate of Incorporation by reason of Section 9.7 thereof. The affirmative vote of a majority of the issued and outstanding shares of TFC Common Stock is required to approve this Agreement and the Merger under TFC's certificate of incorporation and the DGCL.

      4.21. Registration Obligations.

      Neither TFC nor any TFC Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

      4.22. Risk Management Instruments.

      All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for TFC's own account, or for the account of one or more of TFC's Subsidiaries or their customers (all of which are set forth in TFC DISCLOSURE
SCHEDULE 4.23), were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of TFC and each TFC Subsidiary, with counterparties believed to be financially responsible at the time; and to TFC's and TFC Subsidiary's Knowledge each of them constitutes the valid and legally binding obligation of TFC or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither TFC nor any TFC Subsidiary, nor to the Knowledge of TFC any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

      4.23. Fairness Opinion.

      TFC has received a written opinion from Keefe, Bruyette & Woods, Inc. ("KBW") to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of TFC pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

      4.24. Trust Accounts

      TSB and each of its subsidiaries has properly administered all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable laws and regulations. Neither TSB nor any other TFC Subsidiary, and to their Knowledge, nor has any of their respective directors, officers or employees, committed any breach of trust with respect to any such fiduciary account and the records for each such fiduciary account.

                                   ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF FNFG AND FIRST NIAGARA BANK

      FNFG and First Niagara Bank represent and warrant to TFC and TSB that the statements contained in this Article V are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), except as set forth in the FNFG DISCLOSURE SCHEDULE delivered by FNFG to TFC on the date hereof. FNFG First Niagara Bank have made a good faith effort to ensure that the disclosure on each schedule of the FNFG DISCLOSURE SCHEDULE corresponds to the section referenced herein. However, for purposes of the FNFG DISCLOSURE SCHEDULE, any item disclosed on any schedule therein is deemed to be fully disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule. References to the Knowledge of FNFG shall include the Knowledge of First Niagara Bank.

      5.1. Standard.

      No representation or warranty of FNFG or First Niagara Bank contained in this Article V shall be deemed untrue or incorrect, and neither FNFG nor First Niagara Bank shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Article V, has had or is reasonably expected to have a Material Adverse Effect; provided, however, that the foregoing standard shall not apply to representations and warranties contained in Section 5.4, which shall be deemed untrue, incorrect and breached if they are not true and correct in all material respects.

      5.2. Organization.

            5.2.1. FNFG is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a savings and loan holding company under the HOLA. FNFG has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

            5.2.2. First Niagara Bank is a savings bank duly organized, validly existing and in good standing under federal law. The deposits of First Niagara Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. First Niagara Bank is a member in good standing of the FHLB and own the requisite amount of stock therein.

            5.2.3. FNFG DISCLOSURE SCHEDULE 5.2.3 sets forth each FNFG Subsidiary. Each FNFG Subsidiary (other than First Niagara Bank) is a corporation or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization.

            5.2.4. The respective minute books of FNFG and each FNFG Subsidiary accurately records, in all material respects, all material corporate actions of their respective shareholders and boards of directors (including committees).

            5.2.5. Prior to the date of this Agreement, FNFG has made available to TFC true and correct copies of the articles or certificate of incorporation and bylaws of FNFG and First Niagara Bank and the FNFG Subsidiaries.

      5.3. Capitalization.

            5.3.1. The authorized capital stock of FNFG consists of 250,000,000 shares of common stock, $0.01 par value, of which 70,793,452 shares are outstanding, validly issued, fully paid and nonassessable and free of preemptive rights, and 50,000,000 shares of preferred stock, $0.01 par value ("FNFG Preferred Stock"), none of which are outstanding. There are no shares of FNFG Common Stock held by FNFG as treasury stock. Neither FNFG nor any FNFG Subsidiary has or is bound by any Rights of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on any shares of FNFG Common Stock, or any other security of FNFG or any securities representing the right to vote, purchase or otherwise receive any shares of FNFG Common Stock or any other security of FNFG, other than shares issuable under the FNFG Stock Benefit Plans.

            5.3.2. FNFG owns all of the capital stock of First Niagara Bank free and clear of any lien or encumbrance.

            5.3.3. To the Knowledge of FNFG, no Person or "group" (as that term is used in Section 13(d)(3) of the Exchange Act), is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of 5% or more of the outstanding shares of FNFG Common Stock.

      5.4. Authority; No Violation.

            5.4.1. FNFG and First Niagara Bank each has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the required approvals of the Bank Regulators described in Section 8.3, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FNFG and First Niagara Bank and the completion by FNFG and First Niagara Bank of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FNFG, and First Niagara Bank, respectively, no other corporate proceedings on the part of FNFG or First Niagara Bank are necessary to complete the transactions contemplated hereby, up to and including the Merger. This Agreement has been duly and validly executed and delivered by FNFG and First Niagara Bank, and the Bank Merger has been duly and validly approved by the Board of Directors of First Niagara Bank, and by FNFG in its capacity as sole stockholder of First Niagara Bank, and subject to the required approvals of Bank Regulators described in Section 8.3 hereof, constitutes the valid and binding obligations of FNFG and First Niagara Bank, enforceable against FNFG and First Niagara Bank in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and as to First Niagara Bank, the conservatorship or receivership provisions of the FDIA, and subject, as to enforceability, to general principles of equity.

            5.4.2. (A) The execution and delivery of this Agreement by FNFG and First Niagara Bank, (B) subject to receipt of approvals from the Bank Regulators referred to in Section 8.3 hereof, and compliance by FNFG and First Niagara Bank with any conditions contained therein, the consummation of the transactions contemplated hereby, and (C) compliance by FNFG and First Niagara Bank with any of the terms or provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or bylaws of FNFG or any FNFG Subsidiary or the charter and bylaws of First Niagara Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FNFG or any FNFG Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default), under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FNFG, First Niagara Bank or any FNFG Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which any of them is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults under clause (ii) or (iii) hereof which, either individually or in the aggregate, will not have a Material Adverse Effect on FNFG taken as a whole.

      5.5. Consents.

      Except for the consents, waivers, approvals, filings and registrations from or with the Bank Regulators referred to in Section 8.3 hereof and compliance with any conditions contained therein, the filing of applications or notices with the NASD and the SBA as to change in control of TSB's broker-dealer and small business investment corporation subsidiaries, and the requisite vote of the shareholders of TFC, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity are necessary, and, to the Knowledge of FNFG, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (a) the execution and delivery of this Agreement by FNFG and First Niagara Bank, and (b) the completion by FNFG and First Niagara Bank of the Merger and the Bank Merger. FNFG has no reason to believe that (i) any required approvals from a Bank Regulator or other required consents or approvals will not be received, or that
(ii) any public body or authority, the consent or approval of which is not required or to which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

      5.6. Financial Statements.

            5.6.1. FNFG has previously made available to TFC the FNFG Financial Statements. The FNFG Financial Statements have been prepared in accordance with GAAP, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FNFG and the FNFG Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

            5.6.2. At the date of each balance sheet included in the FNFG Financial Statements, FNFG did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FNFG Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and except for liabilities, obligations and loss contingencies which are within the subject matter of a specific representation and warranty herein and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

      5.7. Taxes.

      FNFG and the FNFG Subsidiaries that are at least 80 percent owned by FNFG are members of the same affiliated group within the meaning of Code Section 1504(a). FNFG has duly filed all federal, state and material local tax returns required to be filed by or with respect to FNFG and each FNFG Subsidiary on or prior to the Closing Date, taking into account any extensions (all such returns, to the Knowledge of FNFG, being accurate and correct in all material respects) and has duly paid or made provisions for the payment of all material federal, state and local taxes which have been incurred by or are due or claimed to be due from FNFG and any FNFG Subsidiary by any taxing authority or pursuant to any written tax sharing agreement on or prior to the Closing Date other than taxes or other charges which (i) are not delinquent, (ii) are being contested in good faith, or (iii) have not yet been fully determined. As of the date of this Agreement, FNFG has received no notice of, and to the Knowledge of FNFG, there is no audit examination, deficiency assessment, tax investigation or refund litigation with respect to any taxes of FNFG or any of its Subsidiaries, and no claim has been made by any authority in a jurisdiction where FNFG or any of its Subsidiaries do not file tax returns that FNFG or any such Subsidiary is subject to taxation in that jurisdiction. Except as set forth in FNFG DISCLOSURE
SCHEDULE 5.7, FNFG and its Subsidiaries have not executed an extension or waiver of any statute of limitations on the assessment or collection of any material tax due that is currently in effect. FNFG and each of its Subsidiaries has withheld and paid all taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and FNFG and each of its Subsidiaries, to the Knowledge of FNFG, has timely complied with all applicable information reporting requirements under Part III, Subchapter A of Chapter 61 of the Code and similar applicable state and local information reporting requirements.

      5.8. No Material Adverse Effect.

      FNFG, taken as a whole, has not suffered any Material Adverse Effect since December 31, 2002 and no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNFG and the FNFG Subsidiaries, taken as a whole.

      5.9. Ownership of Property; Insurance Coverage.

            5.9.1. FNFG and each FNFG Subsidiary has good and, as to real property, marketable title to all material assets and properties owned by FNFG or each FNFG Subsidiary in the conduct of their businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the balance sheets contained in the FNFG Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such balance sheets), subject to no material encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, or any transaction by a FNFG Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. FNFG and the FNFG Subsidiaries, as lessee, have the right under valid and subsisting leases of real and personal properties used by FNFG and its Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them.

            5.9.2. FNFG and each FNFG Subsidiary currently maintain insurance considered by FNFG to be reasonable for their respective operations.

      5.10. Legal Proceedings.

      Except as disclosed in FNFG DISCLOSURE SCHEDULE 5.10, neither FNFG nor any FNFG Subsidiary is a party to any, and there are no pending or, to the Knowledge of FNFG, threatened legal, administrative, arbitration or other proceedings, claims (whether asserted or unasserted), actions or governmental investigations or inquiries of any nature (i) against FNFG or any FNFG Subsidiary, (ii) to which FNFG or any FNFG Subsidiary's assets are or may be subject, (iii) challenging the validity or propriety of any of the transactions contemplated by this Agreement, or (iv) which could adversely affect the ability of FNFG to perform under this Agreement.

      5.11. Compliance With Applicable Law.

            5.11.1. To the Knowledge of FNFG, each of FNFG and each FNFG Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, and its conduct of business and its relationship with its employees, including, without limitation, the USA Patriot Act, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act of 1977, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FNFG nor any FNFG Subsidiary has received any written notice to the contrary.

            5.11.2. Each of FNFG and each FNFG Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of FNFG, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

            5.11.3. For the period beginning January 1, 2000, neither FNFG nor any FNFG Subsidiary has received any written notification or, to the Knowledge of FNFG, any other communication from any Bank Regulator (i) asserting that FNFG or any FNFG Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization which is material to FNFG ; (iii) requiring or threatening to require FNFG or any FNFG Subsidiary, or indicating that FNFG or any FNFG Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks or engages in the insurance of bank deposits restricting or limiting, or purporting to restrict or limit, in any material respect the operations of FNFG or any FNFG Subsidiary, including without limitation any restriction on the payment of dividends; or
(iv) directing, restricting or limiting, or purporting to direct, restrict or limit, in any manner the operations of FNFG or any FNFG Subsidiary, including without limitation any restriction on the payment of dividends (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither FNFG nor any FNFG Subsidiary has consented to or entered into any currently effective Regulatory Agreement. The most recent regulatory rating given to First Niagara Bank as to compliance with the Community Reinvestment Act CRA is satisfactory or better.

      5.12. Employee Benefit Plans.

            5.12.1. FNFG DISCLOSURE SCHEDULE 5.12 includes a list of all existing bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, stock appreciation, phantom stock, severance, welfare benefit plans, fringe benefit plans, employment, severance and change in control agreements and all other benefit practices, policies and arrangements maintained by FNFG or any FNFG Subsidiary and in which employees in general may participate (the "FNFG Compensation and Benefit Plans"). Each FNFG Compensation and Benefit Plan has been administered in form and in operation, in all material respects with its terms and all applicable requirements of law and no notice has been issued by any Governmental Authority questioning or challenging such compliance. With respect to each of the FNFG Compensation and Benefit Plans, if applicable, FNFG has provided or made available to TFC copies of the most recent summary plan description (or other such summary of the terms of the plan).

            5.12.2. To the Knowledge of FNFG and except as disclosed in FNFG DISCLOSURE SCHEDULE 5.12.2, each FNFG Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, COBRA, the Health Insurance Portability and Accountability Act and any regulations or rules promulgated thereunder, and all material filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made or any interest, fines, penalties or other impositions for late filings have been paid in full. Each FNFG Compensation and Benefit Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS, and FNFG is not aware of any circumstances which are reasonably likely to result in revocation of any such favorable determination letter. There is no material pending or, to the Knowledge of FNFG, threatened action, suit or claim relating to any of the FNFG Compensation and Benefit Plans (other than routine claims for benefits). Neither FNFG nor any FNFG Subsidiary has engaged in a transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject FNFG or any FNFG Subsidiary to an unpaid tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA.

            5.12.3. No liability, other than PBGC premiums arising in the ordinary course of business, has been or is expected by FNFG or any of its Subsidiaries to be incurred with respect to any FNFG Compensation and Benefit Plan which is a defined benefit plan subject to Title IV of ERISA ("FNFG Defined Benefit Plan"), or with respect to any "single-employer plan" (as defined in
Section 4001(a) of ERISA) currently or formerly maintained by FNFG or any entity which is considered one employer with FNFG under Section 4001(b)(1) of ERISA or
Section 414 of the Code (an "ERISA Affiliate") (such plan hereinafter referred to as an "ERISA Affiliate Plan"). To the Knowledge of FNFG, except as set forth in FNFG DISCLOSURE SCHEDULE 5.12.3, no FNFG Defined Benefit Plan had an "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, as of the last day of the end of the most recent plan year ending prior to the date hereof. Except as set forth in FNFG DISCLOSURE SCHEDULE 5.12.3, the fair market value of the assets of each FNFG Defined Benefit Plan exceeds the present value of the benefits guaranteed under Section 4022 of ERISA under such FNFG Defined Benefit Plan as of the end of the most recent plan year with respect to the respective FNFG Defined Benefit Plan ending prior to the date hereof, calculated on the basis of the actuarial assumptions used in the most recent actuarial valuation for such FNFG Defined Benefit Plan as of the date hereof; and no notice of a "reportable event" (as defined in Section 4043 of ERISA) for which the 30-day reporting requirement has not been waived has been required to be filed for any FNFG Defined Benefit Plan within the 12-month period ending on the date hereof. Neither FNFG nor any of its Subsidiaries has provided, or is required to provide, security to any FNFG Defined Benefit Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code or has taken any action, or omitted to take any action, that has resulted, or would reasonably be expected to result in the imposition of a lien under Section 412(n) of the Code or pursuant to ERISA. Neither FNFG, its Subsidiaries, nor any ERISA Affiliate has contributed to any "multiemployer plan," as defined in Section 3(37) of ERISA, on or after January 1, 1998. To the Knowledge of FNFG, there is no pending investigation or enforcement action by any Bank Regulator with respect to any FNFG Compensation and Benefit Plan or any ERISA Affiliate Plan.

            5.12.4. All material contributions required to be made under the terms of any FNFG Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements to which FNFG or any FNFG Subsidiary is a party or a sponsor have been timely made, and all anticipated contributions and funding obligations are accrued on FNFG's consolidated financial statements to the extent required by GAAP. FNFG and its Subsidiaries have expensed and accrued as a liability the present value of future benefits under each applicable FNFG Compensation and Benefit Plan for financial reporting purposes as required by GAAP.

      5.13. Environmental Matters.

            5.13.1. To the Knowledge of FNFG, neither the conduct nor operation of their business nor any condition of any property currently or previously owned or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a lien, results or resulted in a violation of any Environmental Laws that is reasonably likely to impose a material liability (including a material remediation obligation) upon FNFG or any of FNFG Subsidiary. To the Knowledge of FNFG, no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in any material liability to FNFG or any FNFG Subsidiary by reason of any Environmental Laws. Neither FNFG nor any FNFG Subsidiary has received any written notice from any Person that FNFG or any FNFG Subsidiary or the operation or condition of any property ever owned, operated, or held as collateral or in a fiduciary capacity by any of them are currently in violation of or otherwise are alleged to have financial exposure under any Environmental Laws or relating to Materials of Environmental Concern (including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any Materials of Environmental Concern at, on, beneath, or originating from any such property) for which a material liability is reasonably likely to be imposed upon FNFG or any FNFG Subsidiary.

            5.13.2. There is no suit, claim, action, demand, executive or administrative order, directive, investigation or proceeding pending or, to the FNFG `s Knowledge, threatened, before any court, governmental agency or other forum against FNFG or any FNFG Subsidiary (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release (defined herein) into the environment of any Materials of Environmental Concern (as defined herein), whether or not occurring at or on a site owned, leased or operated by any of the FNFG .

      5.14. Loan Portfolio.

            5.14.1. The allowance for credit losses reflected in FNFG's audited statement of condition at December 31, 2002 was, and the allowance for credit losses shown on the balance sheets in FNFG's Securities Documents for periods ending after December 31, 2002 will be, adequate, as of the dates thereof, under GAAP.

            5.14.2. FNFG DISCLOSURE SCHEDULE 5.14 sets forth a listing, as of the most recently available date (and in no event later than March 31, 2003), all loans of FNFG and any FNFG Subsidiary, (1) that are contractually past due 90 days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of the date of this Agreement are classified as "Other Loans Specially Mentioned", "Special Mention", "Substandard", "Doubtful", "Loss", "Classified", "Criticized", "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than 90 days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and all assets classified by of FNFG and any FNFG Subsidiary as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. DISCLOSURE SCHEDULE 5.14 may exclude any individual loan with a principal outstanding balance of less than $100,000.

            5.14.3. All loans receivable (including discounts) and accrued interest entered on the books of FNFG and the each FNFG Subsidiary arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of business, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be.

            5.14.4. The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are, in all material respects, valid, true and genuine, and what they purport to be.

      5.15. Securities Documents.

      FNFG has made available to TFC copies of its (i) annual reports on Form 10-K for the years ended December 31, 2002, 2001 and 2000, (ii) quarterly report on Form 10-Q for the quarter ended March 31, 2003 and (iii) proxy materials used or for use in connection with its meetings of shareholders held in 2003, 2002 and 2001. Such reports and such proxy materials complied, at the time filed with the SEC, in all material respects, with the Securities Laws.

      5.16. Deposits.

      None of the deposits of any FNFG Subsidiary is a "brokered deposit" as defined in 12 CFR Section 337.6(a)(2).

      5.17. Antitakeover Provisions Inapplicable.

      The transactions contemplated by this Agreement are not subject to the requirements of any "moratorium," "control share," "fair price," "affiliate transactions," "business combination" or other antitakeover laws and regulations of any state, including the provisions of Section 203 of the DGCL applicable to FNFG or any FNFG Subsidiary.

      5.18. Risk Management Instruments.

      All material interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FNFG's own account, or for the account of one or more of FNFG's Subsidiaries or their customers, were in all material respects entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FNFG, with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of FNFG or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither FNFG nor any of its Subsidiaries, nor to the Knowledge of FNFG any other party thereto, is in breach of any of its obligations under any such agreement or arrangement in any material respect.

      5.19. Brokers, Finders and Financial Advisors.

      Neither FNFG nor any FNFG Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such person in connection with the transactions contemplated by this Agreement, except for the retention of Ryan, Beck & Co. by FNFG and the fee payable pursuant thereto.

                                   ARTICLE VI
                            COVENANTS OF TFC AND TSB

      6.1. Conduct of Business.

            6.1.1. Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of FNFG, which consent will not be unreasonably withheld, conditioned or delayed, TFC and TSB will operate their business, and it will cause each of the TFC Subsidiaries to operate its business, only in the usual, regular and ordinary course of business; use reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) adversely affect the ability of the parties to obtain any necessary approvals of governmental authorities required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals, or (ii) adversely affect their ability to perform its covenants and agreements under this Agreement.

            6.1.2. Negative Covenants. Each of TFC and TSB agree that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement, set forth in TFC DISCLOSURE SCHEDULE 6.1.2, or consented to by FNFG in writing (which consent shall not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the TFC Subsidiaries not to:

                  (A) change or waive any provision of its Certificate of Incorporation, Charter or Bylaws, except as required by law;

                  (B) change the number of authorized or issued shares of its capital stock, issue any shares of TFC Common Stock that are held as "treasury shares" as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the TFC Option Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (A) TFC may issue shares of TFC Common Stock upon the valid exercise, in accordance with the information set forth in TFC DISCLOSURE
SCHEDULE 4.2.1, of presently outstanding TFC Options issued under the TFC Option Plan, (B) TFC may continue to pay its regular quarterly cash dividend of $0.16 per share with payment and record dates consistent with past practice (provided the declaration of the last quarterly dividend by TFC prior to the Effective Time and the payment thereof shall be coordinated with FNFG so that holders of TFC Common Stock do not receive dividends on both TFC Common Stock and FNFG Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the TFC Common Stock or FNFG Common Stock received in the Merger in respect of such quarter), and (C) any TFC Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

                  (C) enter into, amend in any material respect or terminate any contract or agreement (including without limitation any settlement agreement with respect to litigation) except in the ordinary course of business;

                  (D) other than as set forth in TFC DISCLOSURE SCHEDULE 6.1.2(D), make application for the opening or closing of any, or open or close any, branch or automated banking facility;

                  (E) grant or agree to pay any bonus, severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers or employees, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on TFC DISCLOSURE SCHEDULES 4.9.1 and 4.13.1 or (ii) as to non-executive employees, merit pay increases or bonuses consistent with past practice; and, (iii) TSB may hire at-will, non-officer employees to fill vacancies that may from time to time arise in the ordinary course of business. In addition, TFC may agree to pay employees of TFC or TSB, who are identified by TFC and agreed to by FNFG, a retention bonus in an individual amount to be agreed to by TFC and FNFG and in an aggregate amount as to all retention bonuses not in excess of $100,000 or such other amount as the parties may agree.

                  (F) enter into or, except as may be required by law, materially modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees; or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

                  (G) merge or consolidate TFC or any TFC Subsidiary with any other corporation; sell or lease all or any substantial portion of the assets or business of TFC or any TFC Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other person, firm, association, corporation or business organization other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between TFC, or any TFC Subsidiary, and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; permit the revocation or surrender by any TFC Subsidiary of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

                  (H) sell or otherwise dispose of the capital stock of TFC or sell or otherwise dispose of any asset of TFC or of any TFC Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of TFC or of any TFC Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

                  (I) take any action which would result in any of the representations and warranties of TFC or TSB set forth in this Agreement becoming untrue as of any date after the date hereof or in any of the conditions set forth in Article IX hereof not being satisfied, except in each case as may be required by applicable law;

                  (J) change any method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or any Bank Regulator responsible for regulating TFC or TSB;

                  (K) waive, release, grant or transfer any material rights of value or modify or change in any material respect any existing material agreement or indebtedness to which TFC or any TFC Subsidiary is a party, other than in the ordinary course of business, consistent with past practice;

                  (L) purchase any equity securities, or purchase any security for its investment portfolio inconsistent with TFC's or any TFC Subsidiary's current investment policy, or otherwise alter, in any material respect, the mix, maturity, credit or interest rate risk profile of its portfolio of investment securities or its portfolio of mortgage-backed securities;

                  (M) except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on the TFC DISCLOSURE SCHEDULE 6.12(M), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) in an amount in excess of $5,000,000 for a commercial real estate loan or $4,000,000 for a commercial business loan, or in excess of $500,000 for a residential loan. In addition, the prior approval of FNFG is required with respect to the foregoing: (i) any new loan or credit facility commitment in an amount of $500,000 or greater to any borrower or group of affiliated borrowers whose credit exposure with TSB, TFC or any TFC Subsidiary, in the aggregate, exceeds $5,000,000 prior thereto or as a result thereof; and (ii) any new loan or credit facility commitment in excess of $500,000 to any person residing, or any property located, outside of New York State.

                  (N) except as set forth on the TFC DISCLOSURE SCHEDULE 6.12(N), enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

                  (O) enter into any futures contract, option, interest rate caps, interest rate floors, interest rate exchange agreement or other agreement or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

                  (P) except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

                  (Q) make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other material banking policies in any material respect except as may be required by changes in applicable law or regulations or by a Bank Regulator;

                  (R) except for the execution of this Agreement, and the transactions contemplated therein, take any action that would give rise to an acceleration of the right to payment to any individual under any TFC Employee Plan;

                  (S) except as set forth in TFC DISCLOSURE SCHEDULE 6.12(S), make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof and other than expenditures necessary to maintain existing assets in good repair;

                  (T) except as set forth in TFC DISCLOSURE SCHEDULE 6.12(T), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

                  (U) without prior consent sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) (and provided that First Niagara Bank will be given the first opportunity to purchase any loan participation being sold) or OREO properties (other than sales of OREO which generate a net book loss of not more than $20,000 per property);

                  (V) undertake or enter into any lease, contract or other commitment for its account, other than in the normal course of providing credit to customers as part of its banking business, involving a payment by TFC or TSB of more than $50,000 annually, or containing any financial commitment extending beyond 12 months from the date hereof; or

                  (W) agree to do any of the foregoing.

      6.2. Current Information.

            6.2.1. During the period from the date of this Agreement to the Effective Time, TFC and TSB will cause one or more of its representatives to confer with representatives of FNFG and report the general status of its ongoing operations at such times as FNFG may reasonably request. TFC will promptly notify FNFG of any material change in the normal course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving TFC or any TFC Subsidiary.

            6.2.2. TSB and First Niagara Bank shall meet on a regular basis to discuss and plan for the conversion of TSB's data processing and related electronic informational systems to those used by First Niagara Bank, which planning shall include, but not be limited to, discussion of the possible termination by TSB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by TSB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that TSB shall not be obligated to take any such action prior to the Effective Time and, unless TSB otherwise agrees, no conversion shall take place prior to the Effective Time. In the event that TSB takes, at the request of First Niagara Bank, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, First Niagara Bank shall indemnify TSB for any such fees and charges, and the costs of reversing the conversion process, if for any reason the Merger is not consummated for any reason other than a breach of this Agreement by TFC, or a termination of this Agreement under Section 11.1.8 or 11.1.9.

            6.2.3. TSB shall provide First Niagara Bank, within ten (10) business days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means
(i) loans that are "troubled debt restructuring" as defined in Statement of Financial Accounting Standards No. 15, "Accounting by Debtors and Creditors for Troubled Debt Restructuring," (ii) loans on nonaccrual, (iii) real estate owned,
(iv) all loans ninety (90) days or more past due) as of the end of such month and (iv) and impaired loans. On a monthly basis, TFC shall provide First Niagara Bank with a schedule of all loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan.

      6.3. Access to Properties and Records.

      Subject to Section 12.1 hereof, TFC shall permit FNFG reasonable access upon reasonable notice to its properties and those of the TFC Subsidiaries, and shall disclose and make available to FNFG during normal business hours all of its books, papers and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter TFC reasonably determines should be treated as confidential) and stockholders' meetings, organizational documents, Bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FNFG may have a reasonable interest; provided, however, that TFC shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would violate or prejudice the rights or business interests or confidences of any customer or other person or would result in the waiver by it of the privilege protecting communications between it and any of its counsel. TFC shall provide and shall request its auditors to provide FNFG with such historical financial information regarding it (and related audit reports and consents) as FNFG may reasonably request for securities disclosure purposes. FNFG shall use commercially reasonable efforts to minimize any interference with TFC's regular business operations during any such access to TFC's property, books and records. TFC and each TFC Subsidiary shall permit FNFG, at its expense, to cause a "phase I environmental audit" and a "phase II environmental audit" to be performed at any physical location owned or occupied by TFC or any TFC Subsidiary.

      6.4. Financial and Other Statements.

            6.4.1. Promptly upon receipt thereof, TFC will furnish to FNFG copies of each annual, interim or special audit of the books of TFC and the TFC Subsidiaries made by its independent accountants and copies of all internal control reports submitted to TFC by such accountants in connection with each annual, interim or special audit of the books of TFC and the TFC Subsidiaries made by such accountants.

            6.4.2. As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, TFC will deliver to FNFG the Securities Documents filed by it with the SEC under the Securities Laws. TFC will furnish to FNFG copies of all documents, statements and reports as it or any TFC Subsidiary shall send to its stockholders, the FDIC, the FRB, the Department or any other regulatory authority, except as legally prohibited thereby. Within 25 days after the end of each month, TFC will deliver to FNFG a consolidated balance sheet and a consolidated statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices.

            6.4.3. TFC will advise FNFG promptly of the receipt of any examination report of any Bank Regulator with respect to the condition or activities of TFC or any of the TFC Subsidiaries.

            6.4.4. With reasonable promptness, TFC will furnish to FNFG such additional financial data that TFC possesses and as FNFG may reasonably request, including without limitation, detailed monthly financial statements and loan reports.

      6.5. Maintenance of Insurance.

      TFC and TSB shall maintain, and cause their respective Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business

      6.6. Disclosure Supplements.

      From time to time prior to the Effective Time, TFC and TSB will promptly supplement or amend the TFC DISCLOSURE SCHEDULE delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such TFC DISCLOSURE SCHEDULE or which is necessary to correct any information in such TFC DISCLOSURE SCHEDULE which has been rendered materially inaccurate thereby. No supplement or amendment to such TFC DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

      6.7. Consents and Approvals of Third Parties.

      TFC and TSB shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other persons necessary or desirable for the consummation of the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, TFC shall utilize the services of a professional proxy soliciting firm to provide assistance in obtaining the shareholder vote required to be obtained by it hereunder.

      6.8. All Reasonable Efforts.

      Subject to the terms and conditions herein provided, TFC and TSB agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

      6.9. Failure to Fulfill Conditions.

      In the event that TFC or TSB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify FNFG.

      6.10. No Solicitation.

      From and after the date hereof until the termination of this Agreement, neither TFC, nor any TFC Subsidiary, nor any of their respective officers, directors, employees, representatives, agents or affiliates (including, without limitation, any investment banker, attorney or accountant retained by TFC or any of its Subsidiaries), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined below), or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its subsidiaries to take any such action, and TFC shall notify FNFG orally (within one business day) and in writing (as promptly as practicable) of all of the relevant details relating to all inquiries and proposals which it or any of its Subsidiaries or any such officer, director, employee, investment banker, financial advisor, attorney, accountant or other representative may receive relating to any of such matters, provided, however, that nothing contained in this Section 6.10 shall prohibit the Board of Directors of TFC from furnishing information to, or entering into discussions or negotiations with any person or entity that makes an unsolicited written proposal to acquire TFC pursuant to a merger, consolidation, share exchange, business combination, tender or exchange offer or other similar transaction, if, and only to the extent that, (A) the Board of Directors of TFC receives an opinion from its independent financial advisor that such proposal may be or could be superior to the Merger from a financial point-of-view to TFC's stockholders, (B) the Board of Directors of TFC, after consultation with and after considering the advice of independent legal counsel, determines in good faith that the failure to furnish information to or enter into discussions with such person may cause the Board of Directors of TFC to breach its fiduciary duties to stockholders under applicable law (such proposal that satisfies (A) and (B) being referred to herein as a "Superior Proposal"); (C) TFC promptly notifies FNFG of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with TFC or any of its representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers, and receives from such person or entity an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreement that TFC and FNFG entered into; and (D) the TFC Stockholders Meeting has not occurred. For purposes of this Agreement, "Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving TFC or any of its subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of TFC, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of TFC or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

      6.11. Reserves and Merger-Related Costs.

      On or before the Effective Time, TFC shall establish such additional accruals and reserves as may be necessary to conform the accounting reserve practices and methods (including credit loss practices and methods) of TFC to those of FNFG (as such practices and methods are to be applied to TFC from and after the Closing Date) and FNFG's plans with respect to the conduct of the business of TFC following the Merger and otherwise to reflect Merger-related expenses and costs incurred by TFC, provided, however, that TFC shall not be required to take such action unless FNFG agrees in writing that all conditions to closing set forth in Article IX have been satisfied or waived (except for the expiration of any applicable waiting periods); prior to the delivery by FNFG of the writing referred to in the preceding clause, TFC shall provide FNFG a written statement, certified without personal liability by the chief executive officer of TFC and dated the date of such writing, that the representation made in Section 4.15.1 hereof is true as of such date or, alternatively, setting forth in detail the circumstances that prevent such representation from being true as of such date; and no accrual or reserve made by TFC or any TFC Subsidiary pursuant to this subsection, or any litigation or regulatory proceeding arising out of any such accrual or reserve, shall constitute or be deemed to be a breach or violation of any representation, warranty, covenant, condition or other provision of this Agreement or to constitute a termination event within the meaning of Section 11.1.2 hereof. No action shall be required to be taken by TFC pursuant to this Section 6.11 if, in the opinion of TFC's independent auditors, such action would contravene GAAP.

      6.12. Board of Directors and Committee Meetings.

      TFC and TSB shall permit a representative of FNFG to attend any meeting of the Board of Directors of TFC and/or TSB or the Executive Committees thereof as an observer (the "Observer"), provided that neither TFC nor TSB shall be required to permit the FNFG representative to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any third party proposal to acquire control of TFC or TSB or during any other matter that the respective Board of Directors has reasonably determined to be confidential with respect to FNFG's participation.

                                  ARTICLE VII
                    COVENANTS OF FNFG AND FIRST NIAGARA BANK

      7.1. Conduct of Business.

      During the period from the date of this Agreement to the Effective Time, except with the written consent of TFC, which consent will not be unreasonably withheld, conditioned or delayed, each of FNFG and First Niagara Bank will conduct its business in the ordinary course consistent with past practices and will not take any action that would: (i) adversely affect the ability of any party to obtain the approvals from the Bank Regulators required for the transactions contemplated hereby or materially increase the period of time necessary to obtain such approvals; (ii) adversely affect its ability to perform its covenants and agreements under this Agreement; or (iii) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date.

      7.2. Current Information.

      During the period from the date of this Agreement to the Effective Time, FNFG will cause one or more of its representatives to confer with representatives of TFC and report the general status of its financial condition, operations and business and matters relating to the completion of the transactions contemplated hereby, at such times as TFC may reasonably request. FNFG will promptly notify TFC, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution of material litigation involving FNFG and any FNFG Subsidiary.

      7.3. Financial and Other Statements.

      As soon as reasonably available, but in no event later than the date such documents are filed with the SEC, FNFG will deliver to TFC the Securities Documents filed by it with the SEC under the Securities Laws. FNFG will furnish to TFC copies of all documents, statements and reports as it or FNFG file with the OTS or any other regulatory authority with respect to the Merger.

      7.4. Disclosure Supplements.

      From time to time prior to the Effective Time, FNFG and First Niagara Bank will promptly supplement or amend the FNFG DISCLOSURE SCHEDULE delivered in connection herewith with respect to any material matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FNFG DISCLOSURE SCHEDULE or which is necessary to correct any information in such FNFG DISCLOSURE SCHEDULE which has been rendered inaccurate thereby. No supplement or amendment to such FNFG DISCLOSURE SCHEDULE shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

      7.5. Consents and Approvals of Third Parties.

      FNFG and First Niagara Bank shall use all commercially reasonable efforts to obtain as soon as practicable all consents and approvals of any other Persons, including the Depositors and stockholders of FNFG necessary or desirable for the consummation of the transactions contemplated by this Agreement.

      7.6. All Reasonable Efforts. Subject to the terms and conditions herein provided, FNFG and First Niagara Bank agree to use all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement.

      7.7. Failure to Fulfill Conditions.

      In the event that FNFG or First Niagara Bank determine that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify TFC.

      7.8. Employee Benefits; Advisory Board.

            7.8.1. FNFG will review all other TFC Compensation and Benefit Plans to determine whether to maintain, terminate or continue such plans. In the event employee compensation and/or benefits as currently provided by TFC and TSB are changed or terminated by FNFG, in whole or in part, FNFG shall provide Continuing Employees (as defined below) with compensation and benefits that are, in the aggregate, substantially similar to the compensation and benefits provided to similarly situated FNFG employees (as of the date any such compensation or benefit is provided). All TFC Employees who become participants in an FNFG Compensation and Benefit Plan shall, for purposes of determining eligibility for and for any applicable vesting periods of such employee benefits only (and not for pension benefit accrual purposes) be given credit for meeting eligibility and vesting requirements in such plans for service as an employee of TFC or TSB or any predecessor thereto prior to the Effective Time, provided, however, that credit for prior service shall not be given under the FNFG ESOP. This Agreement shall not be construed to limit the ability of FNFG or First Niagara Bank to terminate the employment of any employee or to review employee benefits programs from time to time and to make such changes as they deem appropriate.

            7.8.2. The TFC Employee Stock Ownership Plan (the "TFC ESOP") shall be terminated as of, or prior to, the Effective Time (all shares held by the ESOP shall be converted into the right to receive the Merger Consideration, as elected by the ESOP participants), all outstanding TFC ESOP indebtedness shall be repaid, and the balance shall be allocated and distributed to TFC ESOP participants (subject to the receipt of a favorable determination letter from the IRS), as provided for in the TFC ESOP and unless otherwise required by applicable law. Prior to the Effective Time, TFC and TSB, and following the Effective Time, FNFG and First Niagara Bank shall use their respective best efforts in good faith to obtain such favorable determination letter (including, but not limited to, making such changes to the ESOP and the proposed allocations as may be requested by the IRS as a condition to its issuance of a favorable determination letter). TFC and TSB, and following the Effective Time, FNFG and First Niagara Bank, will adopt such amendments to the TFC ESOP as may be reasonably required by the IRS as a condition to granting such favorable determination letter on termination. Neither TFC or TSB, or following the Effective Time, FNFG or First Niagara Bank shall make any distribution from the TFC ESOP except as may be required by applicable law until receipt of such favorable determination letter. In the case of a conflict between the terms of this Section and the terms of the TFC ESOP, the terms of the TFC ESOP shall control, however, in the event of any such conflict, TFC and TSB before the Merger, and FNFG and First Niagara, after the Merger, shall use their best efforts to cause the ESOP to be amended to conform to the requirements of this Section.

            7.8.3. The payments required to be made under the employment agreements between (i) TFC and TSB and (ii) each of the following individuals, Daniel J. Hogarty ("Hogarty"), Jr., Kevin M. O'Bryan ("O'Bryan"), David J. DeLuca ("DeLuca"), Robert P. Klein ("Klein") and Michael C. Mahar ("Mahar"), shall be made, unless otherwise set forth herein, immediately prior to the Effective Time, and in accordance with the following principles: In the calculation of the payment to be made under Section 8(a)(iii)(B) for Hogarty, O'Bryan, DeLuca and Mahar, no bonus was paid or payable during the 12 month period preceding the termination. In the calculation of the payment to be made under Section 8(a)(iii)(1)(B) for Klein, no bonus was paid or payable during the 24 month period preceding the termination, except as set forth in TFC DISCLOSURE
SCHEDULE 7.8.3. In the calculation of the payment of benefits under Section 8(a)(iv) of such agreements: (a) the actuarial assumptions to be used in the calculation of benefits shall be those utilized in the Actuarial Valuation Report for the year ending September 30, 2003, for The Retirement Plan Of The Troy Savings Bank In RSI Retirement Trust, including, but not limited to, a Discount Rate of 6.625%; (b) that there is no stock bonus plan, no matching contribution under any 401(k) plan, and no profit sharing plan. Set forth in TFC DISCLOSURE SCHEDULE 7.8.3 is an explanation of the method for calculating the payments required to be made under the employment agreements referenced in this
Section 7.8.3 (based upon the assumptions set forth in this Section 7.8.3). Each of the executives referenced in this Section 7.8.3 entitled to a payment under the employment agreements shall sign an acknowledgement in connection with the execution of this Agreement, which shall be included in TFC DISCLOSURE SCHEDULE 7.8.3, agreeing to the application of the principles set forth in this Section. If requested by FNFG no earlier than December 1, 2003, TFC shall take such action under its Long Term Equity Compensation Plan to accelerate the vesting of such outstanding stock awards and to such individuals as specified in the FNFG request, to a date that is on or prior to December 31, 2003, provided, however, that the acceleration of restricted stock shall not be considered compensation, annual compensation or base cash compensation for purposes of increasing any payment made under any such employment, severance or change in control agreement to which such person is a party. In addition, if requested by FNFG prior to December 1, 2003, all or a portion of the cash payment to be made pursuant to
Section 8(a)(iii) and 8(a)(iv) of one or more of the employment agreements referenced in this Section 7.8.3 shall be accelerated and paid by TSB prior to December 31, 2003, provided, however, that the acceleration of such amounts shall not be considered compensation, annual compensation or base cash compensation for purposes of increasing any payment made under any such employment, severance or change in control agreement to which such person is a party. At the time of payment of the amounts set forth in Sections 8(a)(iii) and 8(a)(iv) of the employment agreements referenced in this Section 7.8.3, each executive shall enter into an acknowledgment and release, satisfactory in form to FNFG, acknowledging that no further payments are due under such sections and releasing TFC, TSB, FNFG and First Niagara from any and all claims arising thereunder.

            7.8.4. FNFG shall honor in accordance with its terms the TSB Employee Change in Control Severance Plan.

            7.8.5. In the event of any termination or consolidation of any TFC health plan with any FNFG health plan, FNFG shall make available to employees of TFC or an TSB who continue employment with FNFG or a FNFG Subsidiary ("Continuing Employees") and their dependents employer-provided health coverage on the same basis as it provides such coverage to FNFG employees. Unless a Continuing Employee affirmatively terminates coverage under a TFC health plan prior to the time that such Continuing Employee becomes eligible to participate in the FNFG health plan, no coverage of any of the Continuing Employees or their dependents shall terminate under any of the TFC health plans prior to the time such Continuing Employees and their dependents become eligible to participate in the health plans, programs and benefits common to all employees of FNFG and their dependents. In the event of a termination or consolidation of any TFC health plan, terminated TFC employees and qualified beneficiaries will have the right to continued coverage under group health plans of FNFG in accordance with Code Section 4980B(f), consistent with the provisions below. In the event of any termination of any TFC health plan, or consolidation of any TFC health plan with any FNFG health plan, any coverage limitation under the FNFG health plan due to any pre-existing condition shall be waived by the FNFG health plan to the degree that such condition was covered by the TFC health plan and such condition would otherwise have been covered by the FNFG health plan in the absence of such coverage limitation. All TFC Employees who cease participating in an TFC health plan and become participants in a comparable FNFG health plan shall receive credit for any co-payment and deductibles paid under TFC's health plan for purposes of satisfying any applicable deductible or out-of-pocket requirements under the FNFG health plan, upon substantiation, in a form satisfactory to FNFG that such co-payment and/or deductible has been satisfied.

            7.8.6. The payments required to be made pursuant to the TSB Supplemental Retirement and Benefit Restoration Plan shall made be in accordance with the following principles: (a) the actuarial assumptions to be used in the calculation of benefits shall be those utilized in the Actuarial Valuation Report for the year ending September 30, 2003, for the Retirement Plan of the Troy Savings Bank, including, but not limited to, a Discount Rate of 6.625%; (b) no payments shall be made under Article VI, `Savings Benefit', of such plan; and
(c) no payments shall be made under Article V, `ESOP Benefit', of such plan. Immediately before the Effective Time, TFC and/or TSB shall take such action as is necessary to cause First Niagara to become the administrator of the TSB Supplemental Retirement and Benefit Restoration Plan at the Effective Time. Each of the executives entitled to a payment under the TSB Supplemental Retirement and Benefit Restoration Plan shall sign an acknowledgement in connection with the execution of this Agreement, which shall be included in TFC DISCLOSURE
SCHEDULE 7.8.6, agreeing to the application of the principles set forth in this Section.

            7.8.7. Effective as of the Closing Date, FNFG shall establish the Capital Region Advisory Board (the "Advisory Board"). Each person who serves on the Board of Directors of TFC or TSB (except for the director who join the FNFG Board of Directors pursuant to Section 2.5 of this Agreement) both on the date of this Agreement and immediately prior to the Effective Time, shall be appointed to the Advisory Board effective immediately following the Effective Time. The Advisory Board shall meet quarterly, and each advisory board member shall receive a fee of $2,500.00 for each quarterly meeting attended. The Advisory Board shall be continued for a period of one year, unless extended by FNFG.

            7.8.8. The TSB Executive Deferred Compensation Plan ("Executive Deferral Plan"), effective as of December 1, 1997, shall be terminated effective immediately prior to the Effective Time, and the benefits thereunder shall be paid, in cash, in accordance with the terms of the Executive Deferral Plan. The TSB Board of Trustees Amended Deferred Trustees Fees Arrangement ("Trustee Deferral Plan") (collectively, the "Deferral Plans") shall also be terminated, effective immediately prior to the Effective Time. TSB shall designate, in accordance with Section 9.10 of the Trustee Deferral Plan, that benefits payable thereunder shall be paid in a single sum, at the Effective Time. Prior to the Effective Time, TFC and/or TSB shall take such action as is necessary to cause First Niagara to become the administrator of the Deferral Plans as of the Effective Time.

      7.9. Directors and Officers Indemnification and Insurance.

            7.9.1. FNFG shall maintain, or shall cause First Niagara Bank to maintain, in effect for three years following the Effective Time, the current directors' and officers' liability insurance policies maintained by TFC (provided, that FNFG may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall FNFG be required to expend pursuant to this Section 7.9.1 more than 135% of the annual cost currently expended by TFC with respect to such insurance. In connection with the foregoing, TFC agrees in order for FNFG to fulfill its agreement to provide directors and officers liability insurance policies for three years to provide such insurer or substitute insurer with such representations as such insurer may request with respect to the reporting of any prior claims.

            7.9.2. In addition to 7.9.1, for a period of six years after the Effective Time, FNFG shall indemnify, defend and hold harmless each person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of TFC or a TFC Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorney's fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of FNFG, which consent shall not be unreasonably withheld) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each a "Claim"), in which an Indemnified Party is, or is threatened to be made, a party or witness in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of TFC or a TFC Subsidiary if such Claim pertains to any matter of fact arising, existing or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time (the "Indemnified Liabilities"), to the fullest extent permitted under applicable state or Federal law, FNFG's Certificate of Incorporation and Bylaws, and under TFC's Certificate of Incorporation or Charter and Bylaws. FNFG shall pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by applicable state or Federal law upon receipt of an undertaking to repay such advance payments if he shall be adjudicated or determined to be not entitled to indemnification in the manner set forth below. Any Indemnified Party wishing to claim indemnification under this Section 7.9.2 upon learning of any Claim, shall notify FNFG (but the failure so to notify FNFG shall not relieve it from any liability which it may have under this Section 7.9.2, except to the extent such failure materially prejudices FNFG) and shall deliver to FNFG the undertaking referred to in the previous sentence. In the event of any such Claim (whether arising before or after the Effective Time) (1) FNFG shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption FNFG shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if FNFG elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between FNFG and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and FNFG shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, FNFG shall be obligated pursuant to this paragraph to pay for only one firm of counsel for all Indemnified Parties whose reasonable fees and expenses shall be paid promptly as statements are received unless there is a conflict of interest that necessitates more than one law firm,
(3) FNFG shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), and (4) no Indemnified Party shall be entitled to indemnification hereunder with respect to a matter as to which (x) he shall have been adjudicated in any proceeding not to have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of TFC or any TFC Subsidiary, or (y) in the event that a proceeding is compromised or settled so as to impose any liability or obligation upon an Indemnified Party, if there is a determination that with respect to said matter said Indemnified Party did not act in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of TFC or any TFC Subsidiary. The determination shall be made by a majority vote of a quorum consisting of the Directors of FNFG who are not involved in such proceeding.

            7.9.3. In the event that either FNFG or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving bank or entity of such consolidation or merger or
(ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of FNFG shall assume the obligations set forth in this
Section 7.9.

            7.9.4. The obligations of FNFG provided under this Section 7.9 are intended to be enforceable against FNFG directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of FNFG.

      7.10. Stock Listing.

      FNFG agrees to list on the Stock Exchange (or such other national securities exchange on which the shares of the FNFG Common Stock shall be listed as of the date of consummation of the Merger), subject to official notice of issuance, the shares of FNFG Common Stock to be issued in the Merger.

      7.11. Stock and Cash Reserve.

      FNFG agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of its common stock and to maintain sufficient liquid accounts or borrowing capacity to fulfill its obligations under this Agreement.

                                  ARTICLE VIII
                          REGULATORY AND OTHER MATTERS

      8.1. TFC Special Meeting.

            8.1.1. TFC will (i) as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the "TFC Stockholders Meeting"), for the purpose of considering this Agreement and the Merger, and for such other purposes as may be, in TFC's reasonable judgment, necessary or desirable, (ii) subject to the next sentence, have its Board of Directors recommend approval of this Agreement to the TFC stockholders. The Board of Directors of TFC may fail to make such a recommendation, or withdraw, modify or change any such recommendation only in connection with a Superior Proposal, as set forth in Section 6.10 of this Agreement, and only if such Board of Directors, after having consulted with and considered the advice of outside counsel to such Board, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law; and (iii) cooperate and consult with FNFG with respect to each of the foregoing matters.

      8.2. Proxy Statement-Prospectus.

            8.2.1. For the purposes (x) of registering FNFG Common Stock to be offered to holders of TFC Common Stock in connection with the Merger with the SEC under the Securities Act and (y) of holding the TFC Stockholders Meeting, FNFG shall draft and prepare, and TFC shall cooperate in the preparation of, the Merger Registration Statement, including a combined proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by TFC to the TFC stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). FNFG shall provide TFC and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. FNFG shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of FNFG and TFC shall use their best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and each of TFC and FNFG shall thereafter promptly mail the Proxy Statement-Prospectus to its stockholders. FNFG shall also use its best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and TFC shall furnish all information concerning TFC and the holders of TFC Common Stock as may be reasonably requested in connection with any such action.


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

            8.2.2. TFC shall provide FNFG with any information concerning itself that FNFG may reasonably request in connection with the drafting and preparation of the Proxy Statement-Prospectus, and FNFG shall notify TFC promptly of the receipt of any comments of the SEC with respect to the Proxy Statement-Prospectus and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to TFC promptly copies of all correspondence between FNFG or any of their representatives and the SEC. FNFG shall give TFC and its counsel the opportunity to review and comment on the Proxy Statement-Prospectus prior to its being filed with the SEC and shall give TFC and its counsel the opportunity to review and comment on all amendments and supplements to the Proxy Statement-Prospectus and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of FNFG and TFC agrees to use all reasonable efforts, after consultation with the other party hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement-Prospectus and all required amendments and supplements thereto to be mailed to the holders of TFC Common Stock entitled to vote at the TFC Stockholders Meeting hereof at the earliest practicable time.

            8.2.3. TFC and FNFG shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, TFC shall cooperate with FNFG in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and FNFG shall file an amended Merger Registration Statement with the SEC, and each of TFC and FNFG shall mail an amended Proxy Statement-Prospectus to TFC's stockholders. If requested by FNFG, TFC shall obtain a "comfort" letter from its independent certified public accountant, dated as of the date of the Proxy Statement-Prospectus and updated as of the date of consummation of the Merger, with respect to certain financial information regarding TFC, in form and substance that is customary in transactions such as the Merger.


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

      8.3. Regulatory Approvals.

      Each of TFC and FNFG will cooperate with the other and use all reasonable efforts to promptly prepare all necessary documentation, to effect all necessary filings and to obtain all necessary permits, consents, waivers, approvals and authorizations of the SEC, the OTS, the FRB, FDIC and the Department and any other third parties (including the NASD and the SBA) and governmental bodies necessary to consummate the transactions contemplated by this Agreement. TFC and FNFG will furnish each other and each other's counsel with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with the Proxy Statement-Prospectus and any application, petition or any other statement or application made by or on behalf of TFC, FNFG to any Bank Regulatory or governmental body in connection with the Merger, and the other transactions contemplated by this Agreement. TFC shall have the right to review and approve in advance all characterizations of the information relating to TFC and any of its Subsidiaries, which appear in any filing made in connection with the transactions contemplated by this Agreement with any governmental body. In addition, TFC and FNFG shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any governmental body prior to its filing.

      8.4. Affiliates.

            8.4.1. TFC shall use all reasonable efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of TFC to deliver to FNFG, as soon as practicable after the date of this Agreement, and at least thirty (30) days prior to the date of the shareholders meeting called by TFC to approve this Agreement, a written agreement, in the form of Exhibit B hereto, providing that such person will not sell, pledge, transfer or otherwise dispose of any shares of FNFG Common Stock to be received by such "affiliate," as a result of the Merger otherwise than in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

                                   ARTICLE IX
                               CLOSING CONDITIONS

      9.1. Conditions to Each Party's Obligations under this Agreement.

      The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

            9.1.1. Stockholder Approval. This Agreement and the transactions contemplated hereby shall have been approved by the requisite vote of the stockholders of TFC.

            9.1.2. Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

            9.1.3. Regulatory Approvals. All necessary approvals, authorizations and consents of all Bank Regulators and Governmental Entities required to consummate the transactions contemplated by this Agreement shall have been obtained and shall remain in full force and effect and all waiting periods relating to such approvals, authorizations or consents shall have expired; and no such approval, authorization or consent shall include any condition or requirement, excluding standard conditions that are normally imposed by the regulatory authorities in bank merger transactions, that would, in the good faith reasonable judgment of the Board of Directors of FNFG, materially and adversely affect the business, operations, financial condition, property or assets of the combined enterprise of TFC, TSB and FNFG or otherwise materially impair the value of TFC or TSB to FNFG .


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

            9.1.4. Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of FNFG Common Stock in the Merger is subject to the blue sky laws of any state, shall not be subject to a stop order of any state securities commissioner.

            9.1.5. Stock Exchange Listing. The shares of FNFG Common Stock to be issued in the Merger shall have been authorized for listing on the Stock Exchange, subject to official notice of issuance.

            9.1.6. Tax Opinion. On the basis of facts, representations and assumptions which shall be consistent with the state of facts existing at the Closing date, FNFG and TFC shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C. reasonably acceptable in form and substance to FNFG and TFC dated as of the Closing Date, substantially to the effect that, for Federal income tax purposes:

                  (A) The Merger, when consummated in accordance with the terms hereof, either will constitute a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code;

                  (B) The merger of TSB into First Niagara Bank will not adversely affect the Merger qualifying as a Reorganization within the meaning of
Section 368(A) of the Code.

                  (C) No gain or loss will be recognized by FNFG, First Niagara Bank, TFC or TSB by reason of the Merger;

                  (D) The exchange of TFC Common Stock to the extent exchanged for FNFG Common Stock will not give rise to recognition of gain or loss for Federal income tax purposes to the shareholders of TFC;

                  (E) The basis of the FNFG Common Stock to be received (including any fractional shares deemed received for tax purposes) by a TFC shareholder will be the same as the basis of the TFC Common Stock surrendered pursuant to the Merger in exchange therefore, increased by any gain recognized by such TFC shareholder as a result of the Merger and decreased by any cash received by such TFC shareholder in the Merger; and


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

                  (F) The holding period of the shares of FNFG Common Stock to be received by a shareholder of TFC will include the period during which the shareholder held the shares of TFC Common Stock surrendered in exchange therefor, provided the TFC Common Stock surrendered is held as a capital asset at the Effective Time.

      If Luse Gorman Pomerenk & Schick, P.C. cannot or will not render this opinion, FNFG shall accept the opinion of Hogan & Hartson, L.L.P. if it is to the effect of the foregoing. Each of FNFG, First Niagara Bank and TFC and TSB shall provide a letter setting forth the facts, assumptions and representations on which such counsel may rely in rendering its opinion.

      9.2. Conditions to the Obligations of FNFG and First Niagara Bank under this Agreement.

      The obligations of FNFG and First Niagara Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections
9.2.1 through 9.2.6 at or prior to the Closing Date:

            9.2.1. Representations and Warranties. Each of the representations and warranties of TFC and TSB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in
Section 4.1; and TFC shall have delivered to FNFG a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of TFC and TSB as of the Effective Time.

            9.2.2. Agreements and Covenants. TFC, TSB and each TFC Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FNFG shall have received a certificate signed on behalf of TFC by the Chief Executive Officer and Chief Financial Officer of TFC and TSB to such effect dated as of the Effective Time.

            9.2.3. Permits, Authorizations, Etc. TFC and the TFC Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger.

            9.2.4. Accountants' Letter. If requested by FNFG, FNFG shall have received a "comfort" letter from the independent certified public accountants for TFC, dated (i) the effective date of the Merger Registration Statement and
(ii) a date within five days of the Closing Date, with respect to certain financial information regarding TFC, each in form and substance which is customary in transactions of the nature contemplated by this Agreement.

            9.2.5. No Material Adverse Effect. Since September 30, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on TFC.


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

      TFC will furnish FNFG with such certificates of its officers or others and such other documents to evidence fulfillment of the conditions set forth in this
Section 9.2 as FNFG may reasonably request.

      9.3. Conditions to the Obligations of TFC and TSB under this Agreement.

      The obligations of TFC under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

            9.3.1. Representations and Warranties. Each of the representations and warranties of FNFG and First Niagara Bank set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made on the Effective Time (except to the extent such representations and warranties speak as of an earlier date), in any case subject to the standard set forth in Section 5.1; and FNFG shall have delivered to TFC a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FNFG and First Niagara Bank as of the Effective Time.

            9.3.2. Agreements and Covenants. FNFG and First Niagara Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and TFC shall have received a certificate signed on behalf of FNFG by the Chief Executive Officer and Chief Financial Officer to such effect dated as of the Effective Time.

            9.3.3. Permits, Authorizations, Etc. FNFG and its Subsidiaries shall have obtained any and all material permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure to obtain which would have a Material Adverse Effect on FNFG and its Subsidiaries, taken as a whole.

            9.3.4. Payment of Merger Consideration. FNFG shall have delivered the Exchange Fund to the Exchange Agent on or before the Closing Date and the Exchange Agent shall provide TFC with a certificate evidencing such delivery.

            9.3.5. No Material Adverse Effect. Since December 31, 2002, no event has occurred or circumstance arisen that, individually or in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on FNFG.

      FNFG will furnish TFC with such certificates of their officers or others and such other documents to evidence fulfillment of the conditions set forth in this Section 9.3 as TFC may reasonably request.

                                    ARTICLE X
                                   THE CLOSING

      10.1. Time and Place.

      Subject to the provisions of Articles IX and XI hereof, the Closing of the transactions contemplated hereby shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m., or at such other place or time upon which FNFG and TFC mutually agree. A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, 5335 Wisconsin Avenue, Suite 400, Washington, D.C. at 10:00 a.m. on the day prior to the Closing Date.


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

      10.2. Deliveries at the Pre-Closing and the Closing.

      At the Pre-Closing there shall be delivered to FNFG and TFC the opinions, certificates, and other documents and instruments required to be delivered at the Pre-Closing under Article IX hereof. At or prior to the Closing, FNFG shall deliver the Merger Consideration as set forth under Section 9.3.4 hereof.

                                   ARTICLE XI
                        TERMINATION, AMENDMENT AND WAIVER

      11.1. Termination.

      This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of TFC:

            11.1.1. At any time by the mutual written agreement of FNFG and TFC;

            11.1.2. By either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other (provided, that the terminating party or its is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within 30 business days after written notice by FNFG to TFC (or by TFC to FNFG) of such breach, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default;

            11.1.3. By either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within 30 business days after written notice by FNFG to TFC (or by TFC to FNFG) of such failure, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure;

            11.1.4. At the election of either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by FNFG and TFC; provided, that no party may terminate this Agreement pursuant to this Section 11.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;


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

            11.1.5. By either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other if the stockholders of TFC shall have voted at the TFC stockholders meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve such transactions;

            11.1.6. By either TFC and TSB, on the one hand, or FNFG and First Niagara Bank on the other if (i) final action has been taken by a Bank Regulator whose approval is required in connection with this Agreement and the transactions contemplated hereby, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby,
(ii) any Bank Regulator whose approval or nonobjection is required in connection with this Agreement and the transactions contemplated hereby has stated in writing that it will not issue the required approval or nonobjection, or (iii) any court of competent jurisdiction or other governmental authority shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

            11.1.7. By the Board of Directors of either party (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) in the event that any of the conditions precedent to the obligations of such party to consummate the Merger cannot be satisfied or fulfilled by the date specified in Section 11.1.4 of this Agreement.

            11.1.8. By the Board of Directors of FNFG if TFC has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of TFC has entered into an acquisition agreement with respect to the Superior Proposal, terminated this Agreement, or withdraws its recommendation of this Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to FNFG.

            11.1.9. By the Board of Directors of TFC if TFC has received a Superior Proposal, and in accordance with Section 6.10 of this Agreement, the Board of Directors of TFC has made a determination to accept such Superior Proposal; provided that TFC shall not terminate this Agreement pursuant to this
Section 11.1.9 and enter in a definitive agreement with respect to the Superior Proposal until the expiration of three (3) business days following FNFG receipt of written notice advising FNFG that TFC has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the person making the Superior Proposal and stating whether TFC intends to enter into a definitive agreement with respect to the Superior Proposal. After providing such notice, TFC shall provide a reasonable opportunity to FNFG during the three-day period to make such adjustments in the terms and conditions of this Agreement as would enable TFC to proceed with the Merger on such adjusted terms.

            11.1.10. By TFC, if its Board of Directors so determines by a majority vote of the members of its entire Board, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date ("Effective Termination Date"), if both of the following conditions are satisfied:


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            (i) The FNFG Market Value on the Determination Date is less than
$12.56800; and

            (ii) (A) the number obtained by dividing the FNFG Market Value on the Determination Date by the Initial FNFG Market Value ("FNFG Ratio") shall be less than the quotient obtained by dividing the Final Index Price by the Initial Index Price minus 0.20;

subject, however, to the following three sentences. If TFC elects to exercise its termination right pursuant to this Section 11.1.10, it shall give prompt written notice thereof to FNFG; provided, that such notice of election to terminate may be withdrawn at any time prior to the Effective Termination Date. During the five-day period commencing with its receipt of such notice, FNFG shall have the option to increase the consideration to be received by the holders of TFC Common Stock hereunder by adjusting the exchange ratios referenced in Section 3.1.3 and 3.1.6. As to the exchange ratio referenced in
Section 3.1.3, FNFG may adjust the All Stock Election ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial FNFG Market Value, 2.56785, and the Index Ratio minus 0.20, and the denominator of which is equal to FNFG Market Value on the Determination Date; or (ii) a quotient determined by dividing $12.56800 by the FNFG Market Value on the Determination Date, and multiplying the quotient by 2.56785. As to the exchange ratio referenced in Section 3.1.6, FNFG may adjust the Cash/Stock Election ratio to one of the following quotients at its sole discretion: (i) a quotient, the numerator of which is equal to the product of the Initial FNFG Market Value, 1.46367, and the Index Ratio minus 0.20, and the denominator of which is equal to FNFG Market Value on the Determination Date; or (ii) a quotient determined by dividing $12.56800 by the FNFG Market Value on the Determination Date, and multiplying the quotient by
1.46367. If FNFG so elects, it shall give, within such five-day period, written notice to TFC of such election and the Revised Exchange Ratios, whereupon no termination shall be deemed to have occurred pursuant to this Section 11.1.10 and this Agreement shall remain in full force and effect in accordance with its terms (except as the Revised Exchange Ratios shall have been so modified).

      For purposes of this Section 11.1.10, the following terms shall have the meanings indicated below:

      "Acquisition Transaction" shall mean (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

      "Final Index Price" means the sum of the Final Prices for each company comprising the Index Group multiplied by the weighting set forth opposite such company's name in the definition of Index Group below.

      "Final Price," with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the five consecutive trading days immediately preceding the Determination Date.


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

      "FNFG Market Value" shall be the average of the daily closing sales prices of a share of FNFG Common Stock as reported on the Nasdaq National Market for the five consecutive trading days immediately preceding the Determination Date.

      "Index Group" means the financial institution holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been an Acquisition Transaction involving such company publicly announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date. In the event that the common stock of any such company ceases to be publicly traded or an Acquisition Proposal for such company to be acquired, or for such company to acquire another company in transaction with a value exceeding 25% of the acquiror's market capitalization as reflected in the table below, is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The financial institution holding companies and the weights attributed to them are as follows:

                                                           Index
                                                         Weighting        Index
                 Company Name                                (%)          Price
-----------------------------------------------          ---------       -------
Berkshire Hills Bancorp                                      2.89          0.88
BostonFed Bancorp, Inc                                       2.08          0.60
Brookline Bancorp, Inc                                      13.91          2.07
ESB Financial Corporation                                    2.53          0.38
First Sentinel Bancorp, Inc.                                 7.05          1.11
FIRSTFED AMERICA BANCORP, INC                                5.38          1.04
FMS Financial Corporation                                    1.39          0.18
Hudson River Bancorp, Inc                                    6.83          1.90
MASSBANK Corp.                                               2.31          0.75
OceanFirst Financial Corp.                                   5.53          1.38
Parkvale Financial Corporation                               2.14          0.51
PennFed Financial Services, Inc.                             3.19          0.91
Progress Financial Corporation                               1.79          0.28
Provident Financial Services, Inc.                          19.73          3.90
Seacoast Financial Services Corporation                      8.83          1.81
TrustCo Bank Corp NY                                        14.43          1.73
                                                           ------        ------
                                                           100.00         19.42

      "Initial FNFG Market Value" means the closing sales price of a share of FNFG Common Stock, as reported on the Nasdaq National Market, on the five trading days immediately preceding the public announcement of this Agreement, adjusted as indicated in the last sentence of this Section 11.1.10.


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

      "Initial Index Price" means the sum of the per share closing sales price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded on the trading day immediately preceding the public announcement of this Agreement.

      If FNFG or any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 11.1.11.

      "Index Ratio" shall be the Final Index Price divided by the Initial Index Price.

      11.2. Effect of Termination.

            11.2.1. In the event of termination of this Agreement pursuant to any provision of Section 11.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 11.2, 12.1, 12.2, 12.6, 12.9, 12.10, and any other Section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

            11.2.2. If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

                  (A) Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

                  (B) In the event of a termination of this Agreement because of a willful breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

                  (C) As a condition of FNFG's willingness, and in order to induce FNFG to enter into this Agreement, and to reimburse FNFG for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, TFC and TSB hereby agrees to pay FNFG, and FNFG shall be entitled to payment of a fee of $17,500,000 (the "Fee"), within three business days after written demand for payment is made by FNFG, following the occurrence of any of the events set forth below:

            (i) TFC terminates this Agreement pursuant to Section 11.1.9 or FNFG or FNFG terminates this Agreement pursuant to Section 11.1.8; or

            (ii) The entering into a definitive agreement by TFC relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving TFC within six months after the occurrence of any of the following: (i) the termination of the Agreement by FNFG pursuant to Section 11.1.2 or 11.1.3 because of a willful breach by TFC, TSB or any TFC Subsidiary; or (ii) the failure of the stockholders of TFC to approve this Agreement after the occurrence of an Acquisition Proposal.


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

                  (D) If demand for payment of the Fee is made pursuant to
Section 11.2.2(C) and payment is timely made, then FNFG will not have any other rights or claims against TFC or TSB, their Subsidiaries, and their respective officers and directors, under this Agreement, it being agreed that the acceptance of the Fee under Section 11.2.2(C) will constitute the sole and exclusive remedy of FNFG against TFC and TSB, their Subsidiaries and their respective officers and directors.

      11.3. Amendment, Extension and Waiver.

      Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of TFC), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of TFC, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount, value or changes the form of consideration to be delivered to TFC's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

                                   ARTICLE XII
                                  MISCELLANEOUS

      12.1. Confidentiality.

      Except as specifically set forth herein, FNFG and TFC mutually agree to be bound by the terms of the confidentiality agreements dated July 11, 2003 (the "Confidentiality Agreement") previously executed by the parties hereto, which Confidentiality Agreement is hereby incorporated herein by reference. The parties hereto agree that such Confidentiality Agreements shall continue in accordance with their respective terms, notwithstanding the termination of this Agreement. Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the tax treatment and any facts that may be relevant to the tax structure of the transaction beginning on the earliest of (i) the date of public announcement of discussions relating to the transaction, (ii) the date of public announcement of the transaction or (iii) the date of the execution of an agreement (with or without conditions) to enter into the transaction; provided, however, that neither party (nor any employee, representative or other agent thereof) may disclose any other information that is not relevant to understanding the tax treatment and tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.


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

      12.2. Public Announcements.

      TFC and FNFG shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither TFC nor FNFG shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release, public announcement or communication has been mutually agreed upon by the parties hereto.

      12.3. Survival.

      All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto or thereto shall expire on and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

      12.4. Notices.

      All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by receipted hand delivery or mailed by prepaid registered or certified mail (return receipt requested) or by recognized overnight courier addressed as follows:

      If to TFC or TSB, to:                  Daniel J. Hogarty, Jr.
                                             President and Chief Executive
                                             Officer
                                             The Troy Savings Bank
                                             32 Second Street
                                             Troy, New York 12180
                                             Fax: (518) 270-4941

      With required copies to:               Stuart G. Stein, Esquire
                                             Hogan & Hartson, LLP
                                             555 13th Street, N.W.
                                             Washington, DC 20008
                                             Fax: (202) 637-5910

      If to FNFG or First Niagara Bank, to:  William E. Swan
                                             Chairman of the Board, President
                                             and Chief Executive Officer
                                             First Niagara Financial Group, Inc.
                                             6950 South Transit Road
                                             P.O. Box 514
                                             Lockport, New York 14095-0514
                                             Fax: (716) 625-8673


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

      With required copies to:               John J. Gorman, Esq.
                                             Luse Gorman Pomerenk & Schick, P.C.
                                             5335 Wisconsin Avenue, N.W.,
                                             Suite 400
                                             Washington, D.C. 20015
                                             Fax: (202) 362-2902

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given: (a) as of the date delivered by hand; (b) three (3) business days after being delivered to the U.S. mail, postage prepaid; or (c) one (1) business day after being delivered to the overnight courier.

      12.5. Parties in Interest.

      This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto without the prior written consent of the other party, and that (except as provided in Article III and Section 7.9 of this Agreement) nothing in this Agreement is intended to confer upon any other person any rights or remedies under or by reason of this Agreement.

      12.6. Complete Agreement.

      This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, referred to in Section 12.1, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements referred to in Section
12.1 hereof) between the parties, both written and oral, with respect to its subject matter.

      12.7. Counterparts.

      This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original.

      12.8. Severability.

      In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

      12.9. Governing Law.

      This Agreement shall be governed by the laws of Delaware, without giving effect to its principles of conflicts of laws.


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

      12.10. Interpretation.

      When a reference is made in this Agreement to Sections or Exhibits, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to Sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Recitals to this Agreement.

      12.11. Specific Performance.

      The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.


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

      IN WITNESS WHEREOF, FNFG, First Niagara Bank, TFC and TSB have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.


                                          First Niagara Financial Group, Inc.

Dated: August 10, 2003                    By: /s/ William E. Swan
                                              ----------------------------------
                                              Name:  William E. Swan
                                              Title: Chairman, President
                                                     and Chief Executive Officer


                                          First Niagara Bank

Dated: August 10, 2003                    By: /s/ William E. Swan
                                              ----------------------------------
                                              Name:  William E. Swan
                                              Title: Chairman, President
                                                     and Chief Executive Officer


                                          Troy Financial Corporation

Dated: August 10, 2003                    By: /s/ Daniel J. Hogarty, Jr.
                                              ----------------------------------
                                              Name:  Daniel J. Hogarty, Jr.
                                              Title: Chairman, President
                                                     and Chief Executive Officer


                                          The Troy Savings Bank

Dated: August 10, 2003                    By: /s/ Daniel J. Hogarty, Jr.
                                              ----------------------------------
                                              Name:  Daniel J. Hogarty, Jr.
                                              Title: President and Chief
                                                     Executive Officer


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